Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Execution Copy

LICENSE AND ASSET TRANSFER AGREEMENT

BY AND BETWEEN

ALZA CORPORATION

AND

INCLINE THERAPEUTICS, INC.

TABLE OF CONTENTS
Article 1 Definitions. 1
Article 2 License Grant. 9

2.1.	License Grants to Incline. 9

2.2.	Sublicensing. 10

2.3.	Right of First Negotiation for Other Opioid Products. 10

2.4.	Right of First Negotiation for Other Products. 11

2.5.	Retained Rights 12

2.6.	Diligence 12

2.7.	Development Reports 12

2.8.	Provision of Licensed Know-How 12
Article 3 Purchase and Sale of Assets; Assignment and Assumption of Liabilities. 12

3.1.	Sale of Transferred Assets 12

3.2.	Excluded Assets 14

3.3.	Assumed Liabilities 15

3.4.	Excluded Liabilities 15

3.5.	Product Liability 16
Article 4 The Closing; Post-Closing Covenants. 16

4.1.	Closing and Closing Conditions 16

4.2.	ALZA's Responsibilities at the Closing 17

4.3.	Incline's Responsibilities at the Closing 17

4.4.	Agreements Relating to Electronic Transfer, Delivery and Digitization
of Hard Copy Documents; Physical Delivery of Transferred Assets;
and Transfer of Governmental Filings and Authorizations    17

4.5.	Improperly Transferred Documents 19

4.6.	No Continuing Obligations 20

4.7.	Costs and Taxes. 20

4.8	Allocation 21

4.9.	Risk of Loss 21

4.10.	Trademark and Domain Name Assignment, Recording and Other Obligations 21

4.11.	Incline's Post-Closing Covenants. 21

4.12.	ALZA's Post-Closing Covenant 23

4.13.	Pharmacovigalence Covenants 23

Article 5 Financial Provisions. 23

5.1.	Upfront Payment 23

5.2.	Milestone Payments 23

5.3.	Royalty Payments 25

5.4.	Adjustments in Royalty Rates. 26

5.5.	Royalty Reports 27

5.6.	Reimbursement of Payments Under ALZA Third Party Licenses 27

5.7.	Other Financial Provisions. 27
Article 6 Intellectual Property. 30

6.1.	Prosecution of Patents. 30

6.2.	Enforcement of Licensed Patents. 30

6.3.	Marking 31
Article 7 Confidential Information. 31

7.1.	Confidentiality Obligations 31

7.2.	Exceptions 31

7.3.	Authorized Disclosure and Use. 35

7.4.	SEC Filings and Other Disclosures 35

7.5.	Public Announcements 36
Article 8 Representations and Warranties. 36

8.1.	Representations and Warranties of Each Party 36

8.2.	Additional Representations and Warranties of ALZA. 37

8.3.	Additional Representations and Warranties of Incline 37

8.4.	Disclaimer of Warranties. 38

8.5.	No Implication 38
Article 9 Indemnification and Insurance. 38

9.1.	Survival 38

9.2.	Indemnification by ALZA 39

9.3.	Indemnification by Incline 39

9.4.	Scope of ALZA's Liability 39

9.5.	Claims 39

9.6.	Defense of Third Party Claims 40

9.7.	Exclusive Remedy. 40

9.8.	Calculation of Damages 41

9.9.	Mitigation 41

9.10.	No Limitation on Right to Contest 41

9.11.	Limitations of Indemnification 41

9.12.	Insurance 41
Article 10 Term and Termination. 41

10.1.	Term 41

10.2.	Termination for Cause 41

10.3.	Termination for Incline Bankruptcy 42

10.4.	Effects of Termination 42

10.5.	No Waiver 42

10.6.	Consequences of Termination 43

10.7.	Termination Not Sole Remedy 43

10.8.	Survival of Obligations 43

10.9.	Rights in Bankruptcy 43
Article 11 Dispute Resolution. 43

11.1.	Escalating; Decision Making Authority 43

11.2.	Mediation 44

11.3.	Arbitration 44

11.4.	Jury Trial. 47

11.5.	Termination 47
Article 12 Miscellaneous. 47

12.1.	No Reliance by Incline; Own Due Diligence 47

12.2.	Performance by Affiliates 47

12.3.	Entire Agreement 47

12.4.	Binding Effect 48

12.5.	Assignment 48

12.6.	No Third Party Beneficiaries 48

12.7.	Use of Names 48

12.8.	No Waiver 48

12.9.	Modifications and Amendments 48
12.10. Independent Contractors 48
12.11. Notices and Deliveries 48
12.12. Severability 49
12.13. Governing Law; Submission to Jurisdiction 49

12.14. Specific Enforcement 50
12.15. Advice of Counsel 50
12.16. Counterparts 50
12.17. Payment of Expenses 50
12.18. Compliance with Laws 50
12.19. Construction 50

Exhibits

Exhibit A - Form of Bill of Sale
Exhibit B - Form of Trademark Assignment
Exhibit C - Form of Domain Name Assignment
Exhibit D - Form of NDA and IND Assignments
Exhibit E - Form of Press Release

Schedules

Schedule 1.4 - ALZA Third Party Licenses
Schedule 1.18 - Fentanyl Analogs
Schedule 1.28 - Licensed Know-How
Schedule 1.29 - Licensed Patents
Schedule 1.44 - Product Domain Names
Schedule 1.45 - Product Trademarks
Schedule 3.1.2(a) - Clinical Trial Data
Schedule 3.1.2(b) and 3.1.2(c) - Manufacturing Data and Other Test Data
Schedule 3.1.4 - Manufacturing Equipment
Schedule 3.1.5 - Other Tangible Items
Schedule 3.1.6 - Market Research Materials
Schedule 3.1.7 - Governmental Filings and Authorizations
Schedule 4.5 - Third Party Confidentiality Obligations
Schedule 4.7.3 - NDA and MAA Maintenance Reimbursements
Schedule 4.8 - Purchase Price Allocation
Schedule 4.11.5 - ALZA Employees Not Subject to Non-Solicit
Schedule 8.2 - ALZA Employees

LICENSE AND ASSET TRANSFER AGREEMENT

This License and Asset Transfer Agreement (this “Agreement”) is made as of June 21, 2010 (the “Execution Date”), by and between ALZA Corporation, a Delaware corporation (“ALZA”) and Incline Therapeutics, Inc., a Delaware corporation (“Incline”). ALZA and Incline may each be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

1.
ALZA has developed the ALZA Product (as defined below) and owns or controls the rights to certain intangible assets relating to the ALZA Product, such as patents, patent applications and know-how, as well as certain tangible assets relating to the ALZA Product.

2.	Incline desires to acquire from ALZA rights in and to such intangible and tangible assets, pursuant to and subject to the terms and conditions of this Agreement.

3.
Contemporaneously with this Agreement, Incline completed a financing transaction made pursuant to that certain Series A Convertible Preferred Stock Purchase Agreement, effective as of the date hereof, by and among Incline, Frazier Healthcare VI, LP and certain other investors (the “Stock Purchase Agreement”) and entered into the Option Agreement, executed as of the date hereof, between Incline and Cadence Pharmaceuticals, Inc. (the “Option Agreement”).

NOW, THEREFORE, in consideration of the various promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article 1
Definitions

The terms in this Agreement with initial letters capitalized shall have the meaning set forth below or, if not listed below, the meaning designated where first used in this Agreement, and capitalized plural/singular or other forms of defined words or phrases shall have the corresponding meaning.

1.1“Affiliate” means, with respect to a Party, any corporation or other business entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Party, but only for so long as such control shall continue. For the purposes of this definition, the term “control” as used with respect to any Party, means the possession of at least 50% of the voting stock or other ownership interest of the other corporation or entity, or the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint at least 50% of the members of the governing body of the corporation or other entity through the ownership of the outstanding voting securities or by contract or otherwise.

1.2“ALZA Product” means the iontophoretic transdermal system providing delivery of fentanyl under the influence of an electric current which is from a source external to the human body (i.e., non-naturally occurring) that was developed and Controlled by ALZA prior to the Execution Date, also known as IONSYSTM.

1.3“ALZA Proprietary Compound” means any active pharmaceutical compound or substance, other than a Fentanyl Analog, owned, licensed, or otherwise controlled by ALZA or its Affiliates as of the Execution Date or during the Term anywhere in the Territory.

1.4“ALZA Third Party Licenses” means the agreements between ALZA and a Third Party set forth on Schedule 1.4.

1.5“ALZA-[**] License Agreement” means that certain [**], between ALZA and [**].

1.6“Bankruptcy” means, with respect to a Party, that: (a) the Party has been declared insolvent or bankrupt by a court of competent jurisdiction; or (b) a voluntary or involuntary petition in bankruptcy has been filed in any court of competent jurisdiction against the Party and such petition has not dismissed within one hundred twenty (120) days after filing; or (c) the Party has made or executed an assignment of substantially all of its assets for the benefit of creditors.

1.7 “Commercialization” means any activities directed toward or including marketing, promoting, distributing, offering for sale, and selling a product, including importing a product for such purposes. When used as a verb, “Commercialize” shall mean to engage in Commercialization.

1.8“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Incline with respect to a specified objective, those reasonable, diligent, good faith efforts to accomplish such objective as a similarly capitalized pharmaceutical or medical device company, as the case may be, in the United States would normally use to accomplish a similar objective under similar circumstances with respect to a product owned by such company.

1.9“Competing Product” means [**].

1.10“Confidential Information” means, with respect to a Party, unpublished or proprietary information or material that is Controlled or developed, in whole or in part, by such Party, whether tangible or intangible, where such information or material is disclosed to the other Party hereunder or is information that is designated herein as Confidential Information of such Party.

1.11“Contract Year” means the twelve (12) month period beginning on January 1 and ending on December 31 of each calendar year, provided, however, that the first Contract Year shall be the period of time beginning on the Closing Date and ending on December 31, 2010.

1.12“Control” or “Controlled” means, with respect to an item of information or intellectual property right, including know-how or Patent Right, possession (whether by ownership or license, other than pursuant to this Agreement) of the ability to transfer or grant a license, sublicense or other right with respect to such item or right as provided for herein without violating the terms of any contract or other arrangements with any Third Party.

1.13“Damages” means losses, liabilities, damages, deficiencies, costs and expenses directly incurred or suffered (and, if applicable, reasonable attorneys' fees associated therewith).

1.14“EMEA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

1.15“Encumbrance” means any charge, claim, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership which would, individually or in the aggregate, have a material adverse effect on Incline's ability to develop and Commercialize a Product.

1.16“Europe” means the countries of the European Union, and all other countries encompassed by the area bordered by the Ural Mountains, Ural River and Caspian Sea in the east, the Caucasus Mountains and the Black Sea with its outlets, Bosporus and Dardanelles in the south.

1.17“FDA” means the United States Food and Drug Administration or any successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.18“Fentanyl Analog” means fentanyl and those other compounds listed on Schedule 1.18 hereto, and any salt, polymorph, or any other bioequivalent form of any such compounds.

1.19“First Commercial Sale” means, on a country-by-country basis, the first commercial sale of a Product to a Third Party in an arms' length transaction in the country in the Territory by or on behalf of Incline, its Affiliates or sublicensees following receipt of applicable Regulatory Approval of such Product in such country.

1.20“GAAP” means the generally accepted accounting principles in the United States applied on a consistent basis.

1.21“Generic Drug” means, as to any given pharmaceutical drug product approved by the FDA under a New Drug Application, a pharmaceutical drug product that (A) is not and will not be marketed under the approval of such New Drug Application and that (B) (i) contains as its active ingredient(s) the same active ingredient(s) as such approved product, and (ii) obtained or is intended to obtain, regulatory approval from the FDA under an Abbreviated New Drug Application or Section 505(b)(2) New Drug Application.

1.22“Hedge-able Currency” means [**].

1.23“Incline Compound” means any active pharmaceutical compound exclusively owned, licensed or otherwise controlled by Incline on a worldwide basis that is not (a) a Fentanyl Analog, (b) a Generic Drug owned, licensed or otherwise controlled by ALZA or its Affiliates during the Term anywhere in the Territory or (c) an ALZA Proprietary Compound.

1.24“Incline Combination” means a combination of (a) one or more Incline Compounds and (b) either (i) one or more Fentanyl Analogs or (ii) one or more Other Generic Compounds.

1.25“IND” means an effective Notice of Claimed Investigational Exemption for a New Drug or Investigational New Drug Application, as defined in Title 21, Part 312, of the Code of Federal Regulations, on file with the FDA before the commencement of clinical trials of a Product in humans, or any comparable filing with the Regulatory Authority of a country other than the United States.

1.26“Innovator Protection” means, with respect to a given Product in a given country in the Territory, that (a) at least one Valid Claim of a Licensed Patent in such country covers such Product, its manufacture, or use, and/or (b) such Product has Regulatory Exclusivity in such country.

1.27“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

1.28“Licensed Know-How” means the inventions and other know-how Controlled by ALZA and contained in the ALZA invention records set forth on Schedule 1.28, and related laboratory notebook records solely to the extent that such related laboratory notebook records relate to such ALZA invention records. Incline understands and acknowledges that the inventions contained in the ALZA invention records set forth on Schedule 1.28 may be jointly owned with Third Parties and that such invention records are subject to such Third Party ownership interests.

1.29“Licensed Patents” means the patents and patent applications owned by ALZA and set forth on Schedule 1.29 and all Patent Rights arising therefrom, as well as any Patent Rights owned by ALZA arising from the Licensed Know-How.

1.30“MAA” means (a) a marketing authorization application filed with (i) the EMEA under the centralized EMEA filing procedure or (ii) a Regulatory Authority in any European country if the centralized EMEA filing procedure is not used, to obtain marketing approval or (b) any other equivalent or related regulatory submission, such as a Type II variation, to gain approval to market a Product in any country in the European Union.

1.31“Major EU Countries” means the United Kingdom, France, Italy, Germany and Spain.

1.32“NDA” means (a) a New Drug Application submitted to the FDA to obtain marketing approval for a Product in the United States or (b) any other equivalent or related regulatory submission, such as an sNDA, ANDA or sANDA, to gain approval to market a Product in the United States.

1.33“Net Sales” means the gross invoiced amount of sales of all Products by Incline and its Affiliates, sublicensees and distributors to Third Parties, less the following deductions actually incurred, allowed, paid, accrued, or specifically allocated, provided that all such deductions shall be commercially reasonable and actually deducted and not recouped:

(a)	normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid including cash coupons and retroactive price reductions;

(b)	credits or allowances actually granted for damaged Products, returns or rejections of Products, price adjustments and billing errors;

(c)
rebates, chargebacks and discounts (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers that are directly attributable to the Products;

(d)	commissions paid to Third Party distributors, brokers or agents;

(e)	sales taxes, VAT taxes and other Taxes directly linked to the sales of the Products to the extent included in the gross amount invoiced;

(f)
transportation costs, including insurance, for outbound freight related to delivery of the Products directly chargeable to the Products, but only to the extent that such expenses are separately delineated in the applicable invoices; and

(g)	customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Products.

each as determined on a country by country basis, in each case as accounted for by Incline in accordance with GAAP, as consistently applied.
Net Sales shall include the amount of fair market value of all other consideration in respect of the Products, whether such consideration is in kind or in other form and shall not include (i) any reimbursement received by Incline, its Affiliate, sublicensee or distributor, as applicable, in respect of the use of a Product in a country solely as part of a clinical trial prior to the receipt of marketing authorization required to commence commercial sales of such Product in such country, or (ii) any revenue generated under patient access or compassionate use programs prior to the receipt of marketing authorization required to commence commercial sales of such Product in a country.
In the event that any discounts, reductions, payments or rebates are offered for a Product where such Product is sold to a customer as part of a grouped set of products, the applicable discount, reduction, payment or rebate for such Product in such arrangement shall be based on the weighted average discount, reduction, payment or rebate of such grouped set of products; each to the extent consistent with Incline's usual course of dealing for its products other than such Product, if any.

1.34	“Other Generic Compound” means [**].

1.35“Other Generic-Fentanyl Combination” means [**].

1.36“Other Product” means an iontophoretic transdermal system that [**].

1.37“Other Opioid Compound” means [**].

1.38“Other Opioid-Fentanyl Combination” means a combination of one or more Fentanyl Analogs and one or more Other Opioid Compounds.

1.39“Other Opioid-Generic Combination” means a combination of one or more Other Opioid Compounds and one or more Other Generic Compounds.

1.40“Other Opioid Product” means an iontophoretic transdermal system that [**].

1.41“Patent Right(s)” means, with respect to a particular invention, any and all (a) United States or foreign patents claiming the invention, (b) U.S. or foreign patent applications claiming the invention, including all provisional applications, substitute applications, inventor's certificates, registration patents, confirmation patents, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, of the foregoing, and (d) any other form of government-issued right for the invention substantially equivalent to any of the foregoing.

1.42“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.43“Product” means an iontophoretic transdermal system providing delivery under the influence of an electric current which is from a source external to the human body (i.e., non-naturally occurring) of one or more Fentanyl Analogs.

1.44“Product Domain Names” means the internet domain names set forth on Schedule 1.44.

1.45“Product Trademarks” means the registered trademarks “IONSYS” and “E-TRANS” or trademark applications for “IONSYS” and “E-TRANS” in certain countries in the Territory, as set forth in Schedule 1.45.

1.46“Prosecuting” means, with regard to a specified Patent Right, preparing, filing, prosecuting, maintaining, and defending such Patent Right, including with respect to any reexamination, reissue, interference, or opposition proceedings. For the avoidance of doubt, “Prosecuting” excludes any infringement suits or other legal proceedings to enforce the specified Patent Right, regardless of whether or not such proceedings involve the defense of the Patent Right in suit. When used as a noun, “Prosecution” shall mean the act of Prosecuting.

1.47“Quarter” or “Quarterly” means each three month period ending March 31, June 30, September 30 or December 31 of each Contract Year during the Term.

1.48“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of NDAs and labeling approvals) of the applicable Regulatory Authority necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Product in a regulatory jurisdiction.

1.49“Regulatory Authority” means any applicable supranational, European Union, federal, national, regional, state or local regulatory agency, department, bureau, commission, council or other government entity with authority over the development, manufacture, use, marketing and/

or sale (including approval of NDAs and other marketing authorization applications) of a pharmaceutical product in any regulatory jurisdiction throughout the world, including the FDA in the United States and the EMEA in the EU.

1.50“Regulatory Exclusivity” means any rights or protections which are recognized, afforded or granted by the FDA, EMEA or any other Regulatory Authority in any country or region of the Territory, in association with the Regulatory Approval of a Product, providing such Product: (a) a period of marketing exclusivity, during which a Regulatory Authority recognizing, affording or granting such marketing exclusivity shall refrain from either reviewing or approving a marketing authorization application or similar regulatory submission, submitted by a Third Party seeking to market a Competing Product, or (b) a period of data exclusivity, during which a Third Party seeking to market a Competing Product is precluded from either referencing or relying upon, without an express right of reference from the dossier holder, such Product's clinical dossier or relying on previous Regulatory Authority findings of safety or effectiveness with respect to such Product to support the submission, review or approval of a marketing authorization application or similar regulatory submission before the applicable Regulatory Authority. Regulatory Exclusivity shall include rights conferred in the United States pursuant to the Hatch-Waxman Amendments to the Federal Food, Drug and Cosmetic Act, the Orphan Drug Act or the Best Pharmaceuticals for Children Act or in the European Union pursuant to Section 10.1(a)(iii) of Directive 2001/EC/83.

1.51“Royalty Period” means, with respect to a given Product in a given country in the Territory, the period of time commencing on the date of First Commercial Sale of such Product in such country and extending until the later of (a) the date on which there is no Innovator Protection for such Product in such country and (b) twenty (20) years from the date of First Commercial Sale of such Product in such country.

1.52“Series A Financing” means the Series A financing of Incline in an amount up to $43,000,00 by Frazier Healthcare VI, LP, 5AM Ventures III, L.P., Technology Partners, Adams Street Partners, Saints Capital Partners, Emergent Medical Partners, Wilson Sonsini Goodrich & Rosati, and other investors.

1.53“Sublicensed Patent Rights” means [**].

1.54“Tax” and “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, business, goods and services, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any government entity, and including any interest, penalties and additions attributable thereto.

1.55“Territory” means the world, including all countries, possessions, and jurisdictions; provided, however, that in the event this Agreement is terminated pursuant to Section 10.2 only with respect to a Region, such Region shall automatically be excluded from the Territory as of the effective date of such termination.

1.56“Third Party” means any Person other than a Party or any of its Affiliates.

1.57“Trademarks” means trademarks, servicemarks, trade dress, logos and all applications,

registrations and renewals therefor.

1.58“Transferred IP” means the Product Trademarks, Transferred Know-How and Product Domain Names included as Transferred Assets pursuant to Sections 3.1.1, 3.1.2 and 3.1.3, respectively.

1.59“Valid Claim” means a claim (a) of any issued and unexpired patent that has not been dedicated to the public, disclaimed, revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction (including a patent office, where applicable) from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.60Additional Definitions. Each of the following definitions are found in the body of this Agreement as indicated:

Section
Adverse Event	4.13
Agreement	Preamble
ALZA Indemnitees	9.3
ALZA-Medtronic Agreement	4.11.6
ALZA ROFN Notice	2.3.2
Appeal Arbitrator	11.3.6
Assumed Liabilities	3.3
Claim	9.5
Closing	4.1.1
Closing Date	4.1.1
Controlling Party	6.2.3
CPR	11.2
[**]	4.12
Execution Date	Preamble
Excluded Assets	3.2
Excluded Liabilities	3.4
Expedited Arbitration Dispute	11.3.1
Financial Records	5.7.4
Financing Commitments	8.3.1
Improperly Transferred Documents	4.5
Incline Indemnitees	9.2
Incline Notice Period	2.3.3
Incline Notification	2.3.3
Incline ROFN Notice	2.4.1
Indemnified Party	9.5
Indemnifying Party	9.5
Indemnity Basket	9.4
Indemnity Cap	9.4
Infringer	6.2.1
Initial Selected Product Negotiation Period	2.4.2
Key Terms	2.4.2
Manufacturing Data	3.1.2
Market Research Materials	3.1.6

Milestone Three	5.2.1
Negotiation Period	2.3.3
Option Agreement	Background
Other Opioid Product License Agreement	2.3.2
Other Product License Agreement	2.4.1
Other Product Third Party Agreements	2.4.6
Privileged Information	6.1.4
Region	10.2
Right of First Negotiation	2.3.3
ROFN Period	2.3.1
ROW Countries	10.2
Second Selected Product Negotiation Period	2.4.3
Stock Purchase Agreement	Background
Term	10.1
Third Party Claim	9.6
Third Party Negotiation Period	2.3.4
Title 11	10.9
Total Relevant Sales	5.4.2
Transferred Assets	3.1
Transferred Know-How	3.1.2
Upfront Purchase Price	5.1

Article 2	License Grant

2.1License Grants to Incline.

2.1.1Subject to the terms and conditions of this Agreement and the terms and conditions of the ALZA Third Party Licenses, ALZA hereby grants to Incline, effective as of the Closing Date, an exclusive (including with regard to ALZA and its Affiliates) license under the Licensed Patents owned by ALZA and the Licensed Know-How owned by ALZA to make, have made, use, import, export, sell, offer for sale, have sold and otherwise exploit the Products in the Territory.

2.1.2Subject to the terms and conditions of this Agreement, ALZA hereby grants to Incline, effective as of the Closing Date, a non-exclusive sublicense under the Sublicensed Patent Rights, to make, have made, use, import, export, sell, offer for sale, have sold and otherwise exploit the Products (to the extent such Products are “ALZA Products” as such term is defined in the ALZA-[**] License Agreement) in the Territory. Incline understands and acknowledges that such sublicense is at all times subject to the terms and conditions of the ALZA-[**] License Agreement and that ALZA has only non-exclusive rights to such Sublicensed Patent Rights. ALZA agrees that it will not amend or modify the ALZA-[**] License Agreement in a manner that would adversely affect Incline's sublicense rights under this Section 2.1.2, nor will it terminate early the ALZA-[**] License Agreement, without prior consent from Incline, which consent shall not be unreasonably withheld. ALZA shall promptly provide to Incline any notice from any Third Party to the ALZA-[**] License Agreement regarding any allegation of material breach by ALZA of the ALZA-[**] License Agreement.

2.1.3The Parties acknowledge that, as of the Execution Date, ALZA has provided to Incline (a) a complete and accurate copy of the ALZA-[**] License Agreement, including all amendments and (b) copies of the other ALZA Third Party Licenses.

2.2Sublicensing.

2.2.1Subject to the terms and conditions of the ALZA Third Party Licenses, Incline may sublicense the rights granted to it under Section 2.1 to one or more of its Affiliates or Third Parties at any time. Each such sublicense (a) shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, (b) shall not in any way diminish, reduce or eliminate any of Incline's obligations under this Agreement, (c) shall require each such sublicensee to comply with all applicable terms of this Agreement, including to keep books and records, and permit ALZA to audit (either directly or through an independent auditor) such books and records, and (d) shall provide that any such sublicensee shall not further sublicense except on terms consistent with this Section 2.2. Incline shall provide ALZA with a complete copy of each such sublicense agreement within thirty (30) days after the execution thereof; provided that Incline may redact such portions of any such agreement that do not relate to such sublicense or the terms thereof.

2.2.2Incline shall remain responsible for its obligations hereunder and for the performance of its sublicensees (including making all payments due to ALZA by reason of any Net Sales of the Products as provided in Section 5.2 and Section 5.3), and shall ensure that any such sublicensees comply with all relevant provisions of this Agreement. In the event of any uncured material breach by any sublicensee under a sublicense agreement that would constitute a material breach of Incline's obligations under this Agreement, Incline shall promptly inform ALZA in writing and shall use Commercially Reasonable Efforts to address such default; provided, however, that any such uncured material breach by such sublicensee of an obligation that would constitute a material breach of Incline's obligations under this Agreement shall be deemed an uncured material breach of Incline hereunder unless Incline cures such material breach within the time and pursuant to the terms provided under Section 10.2 hereof.

2.2.3Upon an early termination of Incline's license rights under this Agreement, ALZA shall offer any Third Party sublicensee under a sublicense granted by Incline pursuant to Section 2.2.1 that was in effect on the effective date of termination of Incline's license rights under this Agreement the right to enter into a license agreement directly with ALZA on substantially the same terms and conditions under which such rights and licenses were granted to such sublicensee, provided that such sublicensee (a) is not then in breach of its sublicense, (b) agrees to comply with all the terms of this Agreement to the extent applicable to the rights sublicensed to it by Incline, and (c) such agreement does not include obligations upon ALZA that exceed the obligations of ALZA under this Agreement.

2.3Right of First Negotiation for [**].

2.3.1For purposes of this Agreement, the “ROFN Period” means the period beginning on the Closing Date and ending [**] years thereafter.

2.3.2If, at any time during the ROFN Period, ALZA wishes to [**], then, prior to entering into any negotiations of the terms of such [**] with such Third Party, ALZA will give written notice to Incline of its desire to negotiate such [**] (the “ALZA ROFN Notice”). The ALZA ROFN Notice shall be deemed ALZA's Confidential Information and shall identify [**]. Notwithstanding the foregoing, [**]”

2.3.3Incline shall have the first right to negotiate with ALZA with respect to the terms of the [**] described in the ALZA ROFN Notice (the “Right of First Negotiation”) on the terms and conditions set forth below in this Section 2.3. In the event that Incline elects to exercise its Right of First Negotiation with respect to such [**], Incline will have [**] days after receipt of the ALZA ROFN Notice for such [**] (the “Incline Notice Period”) to so notify ALZA (the “Incline Notification”). Upon receipt by ALZA of the Incline Notification, the Parties shall enter into good faith exclusive negotiations for a [**] day period following the receipt of the Incline Notification (the “Negotiation Period”). The Negotiation Period can be extended by written agreement of ALZA and Incline.

2.3.4In the event that (a) Incline exercises its Right of First Negotiation with respect to such [**], but the Parties do not [**] within the Negotiation Period or (b) Incline does not exercise its Right of First Negotiation with respect to such [**] during the Incline Notice Period, then ALZA may, during the [**] month period following the end of the Negotiation Period or the Incline Notice Period, as the case may be (the “Third Party Negotiation Period”), negotiate and enter into an [**], provided that the [**].

2.3.5If no Other Opioid Product License Agreement with a Third Party is consummated during the Third Party Negotiation Period, ALZA's right to enter into an Other Opioid Product License Agreement with a Third Party with respect to such Other Opioid Product will again become subject to Incline's Right of First Negotiation pursuant to the terms and conditions provided above in this Section 2.3.

2.4Right of First Negotiation for Other Products.

2.4.1If, at any time during the ROFN Period, Incline wishes to [**], then Incline shall give written notice to ALZA of its desire to negotiate such [**] (the “Incline ROFN Notice”). The Incline ROFN Notice shall be deemed Incline's Confidential Information, shall identify [**]. The Incline ROFN Notice shall identify no more than [**].

2.4.2Upon receipt of the Incline ROFN Notice, the Parties shall enter into good faith exclusive negotiations for a [**] day period following ALZA's receipt of the Incline ROFN Notice (the “[**] Negotiation Period”) to attempt to agree upon the key terms of [**] (the “Key Terms”). The Key Terms shall include, at a minimum, [**] Negotiation Period can be extended by written agreement of ALZA and Incline.

2.4.3In the event the Parties agree upon a non-binding term sheet including the Key Terms by the end of the [**] Negotiation Period, then for an additional period of [**] days (the “[**] Negotiation Period”) the Parties shall proceed to conduct diligence with respect to the [**]. During the [**] Negotiation Period, ALZA shall review any [**]. At the conclusion of such review, ALZA shall determine in good faith, and promptly notify Incline, whether or not the rights under the [**] Negotiation Period can be extended by written agreement of ALZA and Incline.

2.4.4In the event that the Parties do not (i) proceed to the [**] Product Negotiation Period or (ii) [**] Negotiation Period, then ALZA shall thereafter have no further obligation to Incline with respect to the [**].

2.4.5Incline shall not exercise its rights under Section 2.4 [**]. Each Incline ROFN Notice, whether it is the [**] election of a Right of First Negotiation under Section 2.4 with respect to a [**], shall count toward the limit under this Section 2.4.5.

2.4.6Incline acknowledges and understands that the [**] under Section 2.3 and Section 2.4 are subject to, among other things, [**]. Incline also acknowledges and understands that nothing in Section 2.3 or Section 2.4 obligates ALZA to [**] that might be granted pursuant to Section 2.3 or Section 2.4. Incline further acknowledges and understands that [**] pursuant to Section 2.3 or Section 2.4 (a) might be [**].

2.5Retained Rights. Any rights of ALZA not expressly granted to Incline under the provisions of this Agreement shall be retained by ALZA, including: (a) the rights to exploit the Licensed Patents and Licensed Know-How to the extent they cover technologies or products other than the Products (subject to Incline's rights under Section 2.3), including the right to develop and Commercialize products for the iontophoretic transdermal delivery of any ALZA Proprietary Compound; and (b) the right to develop and Commercialize an iontophoretic transdermal system providing delivery of any compound or substance other than a Product (subject to Incline's rights under Section 2.3).

2.6Diligence. During the Term, Incline, either itself or through one or more Affiliates or Third Party sublicensees, shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval for and Commercialize at least one Product (including a Product that delivers fentanyl) in the United States and the Major EU Countries.

2.7Development Reports. With respect to any Product, on a semiannual basis no later than thirty (30) days following each June 30 and December 31 during each Contract Year until the First Commercial Sale of such Product in any country in the Territory, Incline shall submit to ALZA a written report describing in reasonable detail the development work conducted by Incline on such Product during the just-ended semiannual period and Incline's future development plans for such Product, which such report shall be the Confidential Information of Incline.

2.8Provision of Licensed Know-How. At the Closing, ALZA shall, and shall cause its Affiliates to, provide Incline with copies of the invention records set forth on Schedule 1.28 and both (i) complete laboratory notebooks that contain information exclusively related to such invention records; and (ii) where laboratory notebooks contain information exclusively related to such invention records, as well as other information not subject to this Agreement, only those portions of such laboratory notebook records that exclusively relate to such invention records.

Article 3Purchase and Sale of Assets; Assignment and Assumption of Liabilities

3.1Sale of Transferred Assets. Upon the terms and subject to the conditions of this Agreement and the ALZA Third Party Licenses, at the Closing, ALZA shall, and shall cause its Affiliates to, irrevocably sell, convey, assign and transfer to Incline, and Incline shall purchase, receive and assume from ALZA and its Affiliates, all of ALZA's or its Affiliate's right, title and interest in and to the following as they exist as of the Closing Date (collectively, the “Transferred Assets”) free and clear of any Encumbrances, in exchange for the payment of the consideration described in Article 5 and the assumption by Incline of the Assumed Liabilities:

3.1.1Trademarks. The Product Trademarks, including any goodwill associated with the Product Trademarks.

3.1.2Know-How. The following reasonably relevant tangible and written know-how, data, information, including in any reports and records, to the extent relating exclusively to the ALZA Product, owned or Controlled by ALZA as of the Closing Date (collectively, the “Transferred Know-How”), in tangible or electronic form, subject to the terms of any written agreement with any Third Party relating to such Transferred Know-How or any applicable laws or regulations (such as those relating to health care compliance):

(a)Clinical Trial Data. Clinical trial data and documentation (including protocols, investigator brochures, interim and final reports, case report forms, safety data, raw data, batch records, laboratory records, data tables, data files and summaries, original signed investigator financial disclosure forms, IRB approvals and SAS programs) exclusively related to the ALZA Product, as summarized on Schedule 3.1.2(a);

(b)Other Test Data. Data and documentation, including study reports, exclusively related to those non-clinical (including chemistry, manufacture and control) or preclinical tests conducted with respect to or using the ALZA Product, as summarized on Schedule 3.1.2(b) and 3.1.2(c);

(c)Manufacturing Data. Standard operating procedures, quality assurance, quality control and release protocols, qualification and validation reports, development reports, analytical methods, stability data and reports, batch records and environmental safety reports exclusively related to the manufacture, storage and release of the ALZA Product, as summarized on Schedule 3.1.2(b) and 3.1.2(c) (the “Manufacturing Data”); and

(d)Lab Notebooks. Copies of laboratory notebook records to the extent such laboratory notebook records exclusively relate to the Licensed Patents and Licensed Know-How; to the extent transferable.

3.1.3Domain Names. The Product Domain Names.

3.1.4Manufacturing Equipment. To the extent transferable, the machinery, equipment, manuals, change control documents, drawings and tools owned by ALZA, including equipment related to the three manufacturing lines at ALZA's Vacaville facilities, exclusively related to the ALZA Product, as summarized on Schedule 3.1.4, together with ALZA's interest in respect of transferrable warranties relating thereto.

3.1.5Other Tangible Items. Those tangible items exclusively related to the ALZA Product, including testing and research equipment, that are summarized on Schedule 3.1.5.

3.1.6Business Records. Subject to Section 4.11.2, the Third Party market research materials exclusively related to the ALZA Product and in ALZA's possession and Control (but excluding records or files not reasonably separable from market research documents or databases that do not exclusively relate to the ALZA Product) set forth on Schedule 3.1.6 (the “Market Research Materials”).

3.1.7Governmental Filings and Authorizations. To the extent transferable and in ALZA's Control, (a) the NDAs and MAAs related exclusively to the ALZA Product and (b) the INDs filed with the FDA related exclusively to the ALZA Product, as identified on Schedule 3.1.7. ALZA shall also provide copies of regulatory filings materially related to the NDAs and MAAs identified on Schedule 3.1.7 and copies of material correspondence relating thereto.

3.1.8Rights and Claims. All rights, privileges, claims and causes of action of ALZA or its Affiliates (regardless of whether or not such claims or causes of action have been asserted by ALZA) arising out of or relating to the ownership, performance or use of the Transferred Assets or the ALZA Product.

3.2Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, Incline is not purchasing any asset of ALZA or its Affiliates that does not constitute a Transferred Asset, including the following (collectively, the “Excluded Assets”):

3.2.1Accounts Receivable. All accounts receivable, notes receivable and similar rights to receive payments;

3.2.2Cash and Cash Equivalents. All cash and cash equivalents (including marketable securities and other investment assets);

3.2.3Benefit Plans. All the assets of and all the assets relating to and all rights under any employee benefit or welfare plan or any related contract between any Person and ALZA or any of its Affiliates;

3.2.4Certain Records. (a) Any personnel records maintained by ALZA or any of its Affiliates, (b) records (including accounting records) relating to Taxes paid or payable by ALZA or any of its Affiliates with respect to the Transferred Assets or the ALZA Product, and (c) records prepared in connection with the transactions contemplated by this Agreement, including bids received from other Persons and analyses relating to the ALZA Product;

3.2.5Real Property. (a) any real property and any buildings, improvements and fixtures thereon; and (b) any leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of ALZA or any of its Affiliates;

3.2.6Insurance. All current and prior insurance policies arranged or maintained by ALZA or any of its Affiliates and all rights of any nature with respect thereto, including all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries, whether arising before or after the Closing;

3.2.7Tax Claims. Refunds and credits, claims for refunds or credits and rights to receive refunds or credits from any taxing authority with respect to Taxes paid or to be paid by ALZA or any of its Affiliates;

3.2.8Intellectual Property. Except for the intellectual property rights identified in Sections 3.1.1, 3.1.2 and 3.1.3, all other intellectual property rights owned or licensed by ALZA, including the Licensed Patents and the Licensed Know-How;

3.2.9IT Systems. All property in the nature of databases, software programs, computer hardware, source code and object code owned or licensed by ALZA (including any obtained through its Affiliates), excluding the software included within the ALZA Product.

3.3Assumed Liabilities. At the Closing, Incline will assume (and on and after the Closing, Incline will satisfy, perform and otherwise discharge when due, and on the terms and subject to the conditions of Article 9, will indemnify, defend and hold harmless the ALZA Indemnitees with respect to) the following specified obligations and liabilities of ALZA and its Affiliates (collectively, the “Assumed Liabilities”), and no other liabilities or obligations:

3.3.1all Liabilities that Incline has expressly agreed to reimburse, bear or pay pursuant to Section 4.7.

3.4Excluded Liabilities. Incline is not assuming any Liabilities of ALZA or its Affiliates with respect to the ownership, possession, manufacture, research, development, Commercialization, use or operation of any Product, including the ALZA Product, or Transferred Assets or the exploitation of the inventions claimed by the Licensed Patents or Licensed Know-How by ALZA or its Affiliates prior to the Closing (collectively, the “Excluded Liabilities”). All Excluded Liabilities shall be retained by and remain Liabilities of ALZA or its Affiliates. Without limiting the generality of the foregoing, the Excluded Liabilities shall expressly include the following Liabilities of ALZA or its Affiliates:

3.4.1all Liabilities arising from any FDA, EMEA or other Regulatory Authority action or notification with respect to the development, administration, promotion or sale of any Product, including the ALZA Product, by ALZA or its Affiliates prior to the Closing;

3.4.2accounts payable or other Liabilities for goods and services with respect to the development, marketing, manufacture and distribution of any Product, including the ALZA Product, developed or sold by ALZA or its Affiliates prior to the Closing;

3.4.3all Taxes accruing prior to the Closing from the ownership, possession or use of any Product, including the ALZA Product, or Transferred Assets; and

3.4.4all Liabilities relating to the Transferred Assets or any Product, including the ALZA Product, and arising under, based upon, or relating to, any environmental law, environmental claim or hazardous substances, in each case, arising prior to the Closing.

3.4.5Transferred Assets Subject to Third-Party Consent. To the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Incline (or one of its Affiliates) of any Transferred Asset is prohibited by any applicable law or would require any governmental or Third Party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. For a period of [**] months after the Closing, the Parties shall cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that ALZA shall not be required to pay any consideration or make any concession therefor. If authorization, approval, consent or waiver is obtained, ALZA shall assign, transfer, convey or deliver any such Transferred Asset to Incline at no additional cost. If not obtained, ALZA will be deemed to have fulfilled its obligations under this Agreement and under no circumstances shall any payments due pursuant to Article 5 be reduced or ALZA or its Affiliates be subject to any liability on account of the failure to obtain any such authorization, approval, consent or waiver. Pending the earlier of obtaining such authorization, approval, consent or waiver or the expiration of such [**]-month period, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Incline the benefits of use of any such Transferred Asset. Incline further agrees that no representation, warranty or covenant of ALZA contained in this Agreement shall be breached or deemed breached, and no condition to Incline's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such consent or as a result of any such default or termination; or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default or termination.

3.5Product Liability. Notwithstanding any other provision in this Agreement, (a) ALZA shall be responsible for any product liability claims arising from the ownership, possession, manufacture, research, development, Commercialization, use or operation of any Product, including the ALZA Product, by ALZA or its Affiliates or sublicensees, successors and assigns prior to the Closing and (b) Incline shall be responsible for any product liability claims arising from the ownership, possession, manufacture, research, development, Commercialization, use or operation of any Product by Incline, its Affiliates, sublicensees or successors and assigns on or after the Closing.

Article 4The Closing; Post-Closing Covenants

4.1Closing and Closing Conditions.

4.1.1The Closing. Except as provided in Section 4.4.3, the closing of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place on the third business day following the Execution Date or such other date as ALZA and Incline mutually agree (the “Closing Date”). The Closing shall be deemed to occur and be effective at 11:59 P.M., local time, on the date of such closing. The Closing will occur on the Closing Date so long as the conditions set forth in Section 4.1.2 and Section 4.1.3 have been satisfied or waived by or on such date. Until the occurrence of the Closing, none of the assets or liabilities of ALZA shall be transferred to or assumed by Incline, as the case may be.

4.1.2Condition Precedent to Incline's Obligations at the Closing. All of the obligations of Incline hereunder are subject to fulfillment, prior to or at the Closing, of ALZA's obligations under Section 4.2.

4.1.3Conditions Precedent to ALZA's Obligations at the Closing. All of the obligations of ALZA hereunder are subject to the fulfillment, prior to or at the Closing, of Incline's obligations under Section 4.3.

4.2ALZA's Responsibilities at the Closing. At the Closing, ALZA shall execute and deliver to Incline a general assignment and bill of sale in the form of Exhibit A, general IND and NDA assignments in the form of Exhibit D and such other instruments of conveyance, assignment and transfer as may be necessary to sell, convey, assign and transfer to Incline good and valid title to the Transferred Assets free and clear of any Encumbrances; provided, that, notwithstanding the foregoing provisions of this Section 4.2, for any Transferred Assets that are Product Trademarks or Product Domain Names, ALZA shall as soon as practicable following the Closing execute and deliver to Incline a general trademark assignment in the form of Exhibit B and a general domain name assignment in the form of Exhibit C consistent with ALZA's obligations under Section 4.10.

4.3Incline's Responsibilities at the Closing. At or following the Closing (as expressly provided below), Incline shall:

4.3.1execute and deliver to ALZA such agreements and instruments as may be necessary for Incline to assume and undertake to pay, perform and discharge as and when due the Assumed Liabilities;

4.3.2issue to ALZA the consideration specified in Section 5.1;

4.3.3reimburse ALZA for its expenses pursuant to Section 4.7.2 and Section 4.7.3;

4.3.4have received, from one or more Third Party investors, a minimum of $[**] (including the $[**] of initial seed capital paid to Incline in the form of a convertible note) of investment in the first tranche of the Series A Financing pursuant to the Stock Purchase Agreement; and

4.3.5have received not less than $[**] in connection with the grant of the Third Party option pursuant to the Option Agreement.

4.4Agreements Relating to Electronic Transfer, Delivery and Digitization of Hard Copy Documents; Physical Delivery of Transferred Assets; and Transfer of Governmental Filings and Authorizations.

4.4.1Delivery by Electronic Transfer. ALZA and Incline agree that any of the Transferred Assets of the type that can be transmitted to Incline electronically (including the Transferred Know-How and copies of regulatory filings and approvals) shall be so delivered to Incline as soon as reasonably practicable following the Closing in intangible form as contained on hard drives or other data storage devices and shall not be delivered to Incline on any tangible medium. ALZA shall have no obligation to maintain or provide backup or duplicate copies of these and any other materials after the transfer contemplated herein.

4.4.2Delivery and Digitization of Hard Copy Documents. Transferred Assets that exist as hard copy or paper files shall be delivered to Incline upon transfer of the MAA from ALZA to Incline and assumption by Incline of the responsibilities under the MAA. Upon such transfer and assumption, Incline shall make arrangements with a Third Party vendor reasonably acceptable to ALZA to create an electronic copy and database of the Transferred Assets that exist as hard copy or paper files and documents prior to the transfer of these documents from ALZA's facilities as soon as reasonably practicable following the Closing. Incline shall provide ALZA, at Incline's expense, with a complete duplicate copy of the electronic database created by the activities contemplated herein, as soon as reasonably practicable following the Closing. ALZA shall have no obligation to maintain or provide duplicate copies of these and any other materials after the transfer contemplated herein.

4.4.3Physical Delivery of Transferred Assets. Incline shall make arrangements with a Third Party vendor reasonably acceptable to ALZA to remove from ALZA's facilities, upon terms and conditions acceptable to ALZA, and transport the Transferred Assets (except for those Transferred Assets to be delivered pursuant to Section 4.4.1 and except as provided below in this Section 4.4.3), as soon as reasonably practicable following the Closing (or, with respect to the documents referenced in Section 4.4.2 above, as soon as reasonably practicable following digitization), but in no event later than [**] days following the Execution Date for all Transferred Assets other than the manufacturing equipment referenced in Section 3.1.4. Such delivery shall be made Ex Works (Incoterms 2000) ALZA's facilities. ALZA shall reasonably cooperate with Incline to permit Incline to remove such Transferred Assets from ALZA's facilities. If, despite ALZA's reasonable cooperation, such Transferred Assets located in ALZA's facilities are not completely removed by [**] days following the Execution Date, Incline shall incur a penalty fee of $[**] on the first day of each subsequent month that the Transferred Assets have not been removed. ALZA shall have no obligation sixty (60) days following the Execution Date to retain such Transferred Assets. With respect to the manufacturing equipment referenced in Section 3.1.4 (other than the [**] manufacturing line), ALZA shall make arrangements with a Third Party vendor reasonably acceptable to Incline, to remove from ALZA's facilities, no earlier than July 12, 2010 and no later than July 23, 2010, and ship such equipment to Incline's designated warehouse or delivery sites in [**], and all title and interest in and to such equipment shall remain with ALZA until delivery by the Third Party vendor, at which point title shall transfer to Incline. All risk of loss of or damage to such equipment shall be borne entirely by Incline, and Incline shall be responsible for obtaining, at its own cost, insurance for such risk of loss during such transport . Incline shall reimburse ALZA for all costs associated with such transport of such equipment within three (3) days of invoice therefor. With respect to the [**] manufacturing line, Incline shall make arrangements with a Third Party vendor reasonably acceptable to ALZA to remove from ALZA's facilities, upon terms and conditions acceptable to ALZA, and transport such manufacturing line no earlier than July 12, 2010 and no later than July 23, 2010, and ship the [**] manufacturing line to a warehouse determined by Incline for no consideration and for the sole purpose of disposing of the equipment, with all title to and interest in such manufacturing line, and all risk of loss passing to Incline as of the Closing Date. If, despite ALZA's reasonable cooperation, the manufacturing equipment referenced in Section 3.1.4 located in ALZA's facilities is not completely removed by July 23, 2010 for shipment, Incline shall incur a penalty fee of $[**] on the first day of each subsequent month that such equipment has not been removed for shipment. ALZA shall have no obligation following July 23, 2010 to retain the manufacturing equipment referenced in Section 3.1.4.

4.4.4Transfer of Governmental Filings and Authorizations. Incline will use its best efforts to assume each of the IND, NDA and MAA as soon as possible after the Closing and ALZA shall cooperate with Incline to effectuate such transfer by using reasonable efforts to:  (1) provide Incline with available information within ALZA's Control; and/or (2) communicate as necessary with the Regulatory Authority responsible for the IND, NDA and MAA, including providing documentation controlled by ALZA in its sole discretion (which ALZA may direct Incline to prepare) and required by such Regulatory Authority to effect such transfer. Incline shall deliver evidence of its assumption of the IND and NDA to the FDA within one business day of receipt of confirmation from ALZA that it has delivered evidence of its assignment of the IND and NDA to the FDA. If, despite ALZA's reasonable cooperation, the IND or NDA or both are not assigned to Incline and the obligations thereunder are not assumed by Incline by September 1, 2010, Incline shall incur a penalty fee of $[**] on such day, and the first day of each subsequent month thereafter that such filings and obligations are not assigned and assumed. ALZA shall have no obligation following December 31, 2010 to continue to maintain the IND or NDA and may after such date take any and all actions to terminate such filings. If, despite ALZA's reasonable cooperation, the MAA is not assigned to Incline and the obligations thereunder are not assumed by Incline by January 1, 2011, Incline shall incur a penalty fee of $[**] on such day, and the first day of each subsequent month thereafter that such filings and obligations are not assigned and assumed. ALZA shall have no obligation following April 30, 2011 to continue to maintain the MAA and may after such date take any and all actions to terminate such filings. In addition to the foregoing and notwithstanding anything herein to the contrary, ALZA's cooperation shall not include responsibility for any operational activities such as those related to product development or supply chain that may be required to effect transfer and ALZA shall not have any Liability or be responsible for any Damages related to ALZA's maintenance of the IND, NDA or MAA prior to the assumption of such filings by Incline or for the inability of such filings to be transferred to Incline.

4.5Improperly Transferred Documents. If at any point after the Closing, either Party (or its Affiliates and sublicensees) discovers that any portion of the Transferred Assets (a) does not relate to the Products, (b) is not otherwise necessary or useful for the development, manufacture, Commercialization or use of the Products, (c) relates solely to any technology proprietary to or Controlled by ALZA or any of its Affiliates (including technology employing microprojections or needles or transdermal delivery devices other than the Products) other than the technology described in the definition of “Product,” (d) includes, to the extent such Party can reasonably assess, the confidential information of a Third Party, (e) relates to ALZA Proprietary Compounds or compounds proprietary to any Third Party, or (f) includes Confidential Information of ALZA or its Affiliates that applies generally to ALZA's or its Affiliate's businesses and not exclusively and specifically to the Products (any such documents or files, “Improperly Transferred Documents”), then such Party shall promptly notify the other Party of such discovery and provide a general description of the Improperly Transferred Documents. Promptly after such notification, Incline shall return to ALZA or destroy, at ALZA's direction and expense, all tangible materials that disclose or embody the information or know-how in the Improperly Transferred Documents described in subclauses (a) through (f) above. Incline acknowledges that it (and its Affiliates and sublicensees) shall have no right to use the information or know-how contained in any Improperly Transferred Documents for any purpose, including the development and Commercialization of the Products and shall treat it as ALZA's Confidential Information. Incline acknowledges that ALZA may have confidentiality obligations to certain Third Parties, including the Third Parties who are parties to the agreements set forth on Schedule 4.5 hereto, and that Incline has not been authorized to access or use any portion of the Transferred Assets that may be subject to any confidentiality obligations to such Third Parties under such agreements, which will be considered Improperly Transferred Documents until such time if any as any consent of such Third Party to the use of such information by Incline is so obtained from such Third Party. If any document or file in the Transferred Assets contains both information related to the Products and any of the types of information described in subclauses (a) through (f) above, Incline, with reasonable assistance from ALZA, will work together to separate such information or redact the improper portion of the information document or file to the extent practicable so that the document or file no longer contains the types of information described in subclauses (a) through (f).

4.6No Continuing Obligations. After completion of the delivery of the Transferred Assets pursuant to Section 4.4, ALZA shall not have any obligation to provide any further information, documents, electronic files or assistance to Incline with respect to the Products.

4.7Costs and Taxes.

4.7.1Incline shall reimburse ALZA for out-of-pocket expenses reasonably incurred by ALZA or its Affiliates after the Closing and until the delivery of all Transferred Assets in connection with the sale of the Transferred Assets, including (a) all reasonable out of pocket costs and fees associated with duplicating, digitizing, moving and transferring to Incline the Transferred Assets and (b) all reasonable out of pocket costs and fees associated with the [**] consultants that have been retained by ALZA to prepare for the transfer of the Transferred Assets to Incline. Incline shall provide such reimbursement within [**] days after ALZA submits to Incline reasonable evidence that ALZA has incurred such costs and fees.

4.7.2Incline shall reimburse ALZA for out-of-pocket expenses incurred by ALZA or its Affiliates in connection with the maintenance of the Licensed Patents from August 2009 until the Closing, including its outside legal expenses. Incline shall not be obligated to reimburse ALZA under this Section 4.7.2 unless and until Incline receives documentation from ALZA evidencing such expenses.

4.7.3Incline shall reimburse ALZA for out-of-pocket expenses incurred by ALZA or its Affiliates from January 1, 2010 until the Closing related to annual maintenance fees paid with respect to the NDA and MAA related to the ALZA Product, as set forth in Schedule 4.7.3.

4.7.4The reimbursement amounts due and payable pursuant to Section 4.7.2 and Section 4.7.3 shall be paid to ALZA pursuant to Section 4.3.3 and shall be in addition to the Upfront Purchase Price.

4.7.5Any sales or use Taxes that are or may be payable by ALZA in connection with the sale (by ALZA) or purchase (by Incline) of the manufacturing equipment described in Section 3.1.4 or other tangible items described in Section 3.1.5 shall be borne and paid solely by Incline when due; provided, however, that if any such amount shall be paid by ALZA, Incline shall, subject to receipt of reasonably satisfactory evidence of ALZA's payment thereof, promptly reimburse ALZA. ALZA and Incline shall file all necessary Tax returns and other documentation required to be filed by it with respect to all such Taxes, and, if required by applicable law, the Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax returns and other documentation; provided, however, that for the purposes of preparing any sales Tax return, ALZA shall use the purchase price allocation prepared in accordance with Section 4.8 for such purpose. Furthermore, ALZA agrees, to the extent possible, to reasonably cooperate with Incline to minimize any sales Tax payable. Any transfer Taxes other than sales or use Taxes with respect to the items described in Sections 3.1.4 and 3.1.5 shall be borne [**] percent ([**]%) by ALZA and [**] percent ([**]%) by Incline. Any property Taxes based on the value of the Transferred Assets payable with respect to a Taxable period that includes the Closing Date shall be borne by the Parties on a pro rated basis regardless of the date the Tax becomes due and payable as follows: (a) ALZA shall bear the portion of the Tax equal to the Tax multiplied by a fraction with a numerator equal to the number of days in the Taxable period prior to the Execution Date and a denominator equal to the total number of days in the Taxable period and (b) Incline shall bear the remaining portion of such Tax. For the avoidance of doubt, ALZA shall bear and pay any income or franchise Taxes incurred by ALZA as a result of the sale by ALZA of the Transferred Assets. Except as provided in this Section 4.7.5 and Section 5.7.3, Incline shall be solely responsible for all Taxes accruing on or after the Closing Date from the ownership, possession or use of the Products or Transferred Assets.

4.8Allocation. ALZA has prepared an allocation of the purchase price, including the milestone and royalty payments, if any, paid pursuant to Article 5, among the Transferred Assets in accordance with Code Section 1060 and the Treasury regulations thereunder. ALZA, Incline and their Affiliates shall be obligated to file Tax returns in all respects and for all purposes consistent with such allocation prepared by ALZA and set forth on Schedule 4.8.

4.9Risk of Loss. All risk of loss with respect to the Transferred Assets (whether or not covered by insurance) shall be on ALZA up to the time of the Closing, whereupon such risk of loss with respect to the Transferred Assets conveyed at such Closing shall pass to Incline. Notwithstanding the foregoing, ALZA will use Commercially Reasonable Efforts until such time as delivery thereof has been completed pursuant to Section 4.4, to continue to maintain the Transferred Assets in the manner maintained by it or its Affiliates prior to the Closing.

4.10Trademark and Domain Name Assignment, Recording and Other Obligations. Notwithstanding anything to the contrary set forth in this Agreement, it shall be Incline's responsibility (a) to prepare the applicable country trademark assignments and domain name assignments, to record such assignments following execution thereof by ALZA (or its applicable Affiliate) and to pay all costs associated with such recordations, provided, that ALZA shall, and shall cause its Affiliates to, execute and deliver to Incline such assignments as soon as practicable following the Closing in the forms set forth on Exhibit B and Exhibit C in order to effectuate the assignment of such trademarks and domain names to Incline, with such obligation of ALZA and its Affiliates continuing for one year following the Closing; (b) to apply for its own marketing authorizations for the Products to the relevant Regulatory Authorities where it is not within the power of ALZA to cause, by giving notice to the applicable Regulatory Authority, the transfer directly to Incline of the existing marketing authorizations identified as Transferred Assets and (c) to bear the fees and other costs in accordance with Section 4.7.

4.11Incline's Post-Closing Covenants.

4.11.1No Use of Excluded Trademarks. Incline hereby covenants that after the Closing,

neither Incline nor any of its Affiliates shall use in any manner any Trademark of ALZA or any of its Affiliates (other than the Product Trademarks), in connection with the research, development, manufacture or Commercialization of Products or any other product, including the names JOHNSON & JOHNSON and ALZA.

4.11.2Market Research Materials. Incline hereby agrees and acknowledges that its use of any information in the Market Research Materials shall be entirely at Incline's own risk and that ALZA shall have no responsibility (financial or otherwise) with respect to Incline's use of the information in such Market Research Materials after the Closing. Accordingly, Incline shall not, and shall cause its Affiliates not to, sue ALZA, whether at law or in equity, with respect to the contents of such Market Research Materials or the result of Incline's use of such Market Research Materials.

4.11.3Insurance. The coverage under all insurance policies related to the Transferred Assets and Products arranged or maintained by ALZA or its Affiliates is only for the benefit of ALZA and its Affiliates, and not for the benefit of Incline. As of the Closing, and in accordance with Section 9.12, Incline agrees to arrange for its own insurance policies with respect to the Transferred Assets and Products covering all periods and agrees not to seek, through any means, to benefit from any of ALZA's or its Affiliates' insurance policies which may provide coverage for claims relating in any way to the Transferred Assets or Products.

4.11.4Other Technologies. Incline hereby agrees and acknowledges that nothing in this Agreement is intended to grant Incline any intellectual property rights related to microprojection delivery or other drug delivery owned or Controlled by ALZA or its Affiliates, including the Patent Rights granted to [**], between ALZA and [**].

4.11.5No Solicitation. For two (2) years following the Closing Date, Incline shall not, and shall cause its Affiliates not to, solicit, recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any employee of ALZA or an Affiliate to leave the employ of ALZA or any of its Affiliates, provided, however, that this Section 4.11.5 does not preclude Incline or any of its Affiliates from employing any such employee who (a) seeks employment with Incline in response to a general advertisement or other similar method not specifically directed towards employees of ALZA or its Affiliates, (b) responds to a solicitation by an independent recruiting firm, (c) has first contacted Incline on his or her own initiative or (d) was terminated by ALZA or an Affiliate prior to commencement of subsequent employment discussions between Incline and such employee. Nothing in this Section 4.11.5 shall prevent Incline from hiring the individuals listed on Schedule 4.11.5. In the event that, subject to the terms and conditions of this Agreement (including this Section 4.11.5), Incline employs or otherwise engages any individual who is listed on Schedule 4.11.5, ALZA agrees to waive any confidentiality provision set forth in any employment agreement between ALZA and such individual to the extent that such provision would prevent such individual from disclosing information related solely to the Transferred Assets, inventions claimed in the Licensed Patents, or Licensed Know-How in exercise of Incline's rights under this Agreement.

4.11.6ALZA-[**] Agreement. Incline hereby agrees to provide to ALZA the information, communications and notices that ALZA is required to provide to [**], by and between ALZA and [**], as amended and supplemented (the “ALZA-[**] Agreement”), including the information, communications and notices required under Sections 3.2(c), 4.4 and 7.1 of the ALZA-[**] Agreement, with respect to Incline's activities related to or covered by the Licensed Patents that were transferred from [**] to ALZA under the ALZA-[**] Agreement.

4.12ALZA's Post-Closing Covenant. If Incline enters into a consulting arrangement with [**] on or after the Closing Date, ALZA hereby agrees to waive any and all claims against [**] for breach of the Letter Agreement dated as of September 29, 2003 between ALZA and [**], as amended, arising from [**] disclosure of ALZA's Confidential Information related exclusively to the Transferred Assets to Incline pursuant to and during the term of such consulting arrangement.

4.13Pharmacovigilance Covenants. Prior to transfer of the IND, NDA and MAA to Incline, Incline will ensure that it has access to adequate pharmacovigilance capabilities to support all regulatory safety reporting obligations associated with the transfer of the ALZA Product; in particular, having appointed a “Qualified Person” for pharmacovigilance in compliance with the requirements of Vol 9A of the Rules Governing Medicinal Products in the European Union. Upon Incline's assumption of any of the IND, NDA or MAA, ALZA will provide Incline with copies of all regulatory reporting forms for any Adverse Event it receives within [**] calendar days for 7-day expedited reports and [**] calendar days for all other reports to allow Incline to comply with its obligations under applicable law. Upon acceptance of transfer of the IND, NDA and MAA from ALZA, Incline will acknowledge to ALZA in writing its acceptance and immediately assume regulatory safety reporting obligations under each filing. If at any point ALZA holds one or more of the IND, NDA and MAA but has transferred one or more of the IND, NDA and MAA to Incline, Incline will provide ALZA with copies of all Adverse Event reports it receives within [**] calendar days to allow ALZA to continue to comply with its remaining obligations under applicable law. For purposes of this Section 4.13, an “Adverse Event” means any untoward or undesirable occurrence in a patient or trial subject administered a pharmaceutical product, an event which is not necessarily causally related to the product- consistent with the corresponding term used in the ICH guidelines (E2A, E2C and E2D) relating to the collection, maintenance analysis and reporting of an adverse event or experience.

Article 5Financial Provisions

5.1Upfront Payment. Incline shall pay to ALZA $[**] million on or before the Closing Date (the “Upfront Purchase Price”). Such payment shall be non-refundable and non-creditable.

5.2Milestone Payments. Any milestone payment payable by Incline pursuant to this Section 5.2 shall be with respect to events occurring after the Closing Date and made no more than once with respect to the achievement of each such milestone event.

5..2.1Development and Commercial Milestone Payments. Incline shall pay to ALZA the amounts set forth in the table below opposite the corresponding milestone event within thirty (30) days after the first occurrence of such event:

Milestone Event	Payment
First acceptance of the filing of an MAA in the European Union for approval to market a Product in the European Union.	$[**] million
First approval of an NDA by the FDA to market a Product in the United States.	$[**] million
First Commercial Sale of a Product in the United States (“Milestone Three”); provided, however, that payment upon achievement of this milestone is subject to Section 5.2.2.	$[**] million
First Commercial Sale of a Product in any country in the European Union.	$[**] million
5.2.2Milestone Three. In the event that either (i) the FDA requires that Incline, as a condition precedent to Regulatory Approval in the United States, conduct new clinical studies with a primary objective of demonstrating efficacy or safety in order to receive such Regulatory Approval, or (ii) Incline believes, in good faith and after exerting reasonable business judgment, that the conduct of one or more new clinical studies [**] are required to be conducted prior to Regulatory Approval in order to gain Regulatory Approval in the United States, based on written correspondence received from the FDA and provided to ALZA, and Incline on such basis of (i) or (ii) above so conducted such clinical trial(s) prior to receipt of Regulatory Approval and written evidence of the cost and conduct of such clinical trials is provided to ALZA, Incline shall have the right to offset against the amount otherwise due upon achievement of Milestone Three the amounts actually expended by Incline (internal and Third Party costs) on such clinical trials prior to receipt of Regulatory Approval, up to a limit of $[**] million. For the avoidance of doubt, the minimum payment due upon achievement of Milestone Three shall be $[**] million.

5.2.3Sales Milestone Payments. Incline shall pay to ALZA the amounts set forth in the table below opposite the corresponding milestone event within [**] days after the end of the Quarter in which Incline first achieves such milestone event:

Milestone Event	Payment
United States
The first time cumulative Net Sales in the United States exceeds $[**] million during a period of four (4) consecutive Quarters	$[**] million
The first time cumulative Net Sales in the United States exceeds $[**] million during a period of four (4) consecutive Quarters	$[**] million
The first time cumulative Net Sales in the United States exceeds $[**] million during a period of four (4) consecutive Quarters	$[**] million
The first time cumulative Net Sales in the United States exceeds $[**] million during a period of four (4) consecutive Quarters	$[**] million
Outside the United States
The first time cumulative Net Sales outside the United States exceeds $[**] million during a period of four (4) consecutive Quarters	$[**] million
The first time cumulative Net Sales outside the United States exceeds $[**] million during a period of four (4) consecutive Quarters	$[**] million
The first time cumulative Net Sales outside the United States exceeds $[**] million during a period of four (4) consecutive Quarters	$[**] million
The first time cumulative Net Sales outside the United States exceeds $[**] million during a period of four (4) consecutive Quarters	$[**] million
For the avoidance of doubt, Incline may achieve more than one of the milestone events described above in the same Quarter or period of four (4) consecutive Quarters in the same territory.

If any of the milestone events described above are achieved after less than a full period of four (4) consecutive Quarters, then the applicable milestone payment shall be due and payable to ALZA within [**] days after the end of the Quarter in which the milestone event was met, and shall not be withheld until the completion of the full period of four (4) consecutive Quarters.

For illustrative purposes only, Incline would pay milestones for sales of the Products in the United States as follows:

Quarter	Quarterly Net Sales (in millions)	Cumulative Net Sales (in millions) in Prior 4 Quarters	Milestone(s) Triggered	Milestone Payment due to ALZA [**] days after end of Quarter (in millions)
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

5.3
Royalty Payments. In consideration of the transfers and licenses (as the case may be) specified herein, including the sale of Transferred Assets and the license grant in Section 2.1, Incline shall pay royalties to ALZA as follows:

5.3.1United States. Subject to Section 5.4, during the Royalty Period applicable to the United States, Incline shall pay to ALZA the following royalties on Net Sales in the United States by Incline, its Affiliates and sublicensees:

(a)[**] percent ([**]%) of annual Net Sales in the United States during a Contract Year for that portion of the annual aggregate Net Sales in the United States that is less than or equal to $[**] million;

(b)[**] percent ([**]%) of annual Net Sales in the United States during a Contract Year for that portion of the annual aggregate Net Sales in the United States that is greater than $[**] million and less than or equal to $[**] million;

(c)[**] percent ([**]%) of annual Net Sales in the United States during a Contract Year for that portion of the annual aggregate Net Sales in the United States that is greater than $[**] million and less than or equal to $[**] million; and

(d)[**] percent ([**]%) of annual Net Sales in the United States during a Contract Year for that portion of the annual aggregate Net Sales in the United States that is greater than $[**] million.

5.3.2Outside of the United States. Subject to Section 5.4, during the Royalty Period applicable to any country in the Territory other than the United States, Incline shall pay to ALZA the following royalties on Net Sales in such country by Incline, its Affiliates and sublicensees:

(a)[**] percent ([**]%) of annual Net Sales in all countries in the Territory other than the United States during a Contract Year for that portion of the annual aggregate Net Sales in all countries in the Territory other than the United States that is less than or equal to $[**] million;

(b)[**] percent ([**]%) of annual Net Sales in all countries in the Territory other than the United States during a Contract Year for that portion of the annual aggregate Net Sales in all countries in the Territory other than the United States that is greater than $[**] million and less than or equal to $[**] million;

(c)[**] percent ([**]%) of annual Net Sales in all countries in the Territory other than the United States during a Contract Year for that portion of the annual aggregate Net Sales in all countries in the Territory other than the United States that is greater than $[**] million and less than or equal to $[**] million; and

(d)[**] percent ([**]%) of annual Net Sales in all countries in the Territory other than the United States during a Contract Year for that portion of the annual aggregate Net Sales in all countries in the Territory other than the United States that is greater than $[**] million.

5.4Adjustments in Royalty Rates.

5.4.1Absence of Innovator Protection. On a country-by-country basis, if there is no Innovator Protection for a Product in a country, then Incline shall pay to ALZA during the Royalty Period applicable to such Product in such country a reduced royalty rate on Net Sales by Incline, its Affiliates and sublicensees in such country equal to [**] percent ([**]%) of the royalty rate applicable under Section 5.3.1 or 5.3.2.

5.4.2Product Competition. In the event that, with respect to a Product in a country in the Territory, at least one Competing Product is sold by a Third Party, and the total unit sales of all Competing Products during a particular Quarter in such country are greater than [**] percent ([**]%) of the Total Relevant Sales (as defined below) for such Product in such country, then Incline shall pay to ALZA a royalty rate on Net Sales by Incline, its Affiliates or sublicensees in any such country at a rate equal to the product obtained by multiplying the royalty rate applicable to such country under Section 5.3.1 or 5.3.2 (as modified by Section 5.4.1) by the factor [**]. For the purposes of this Section 5.4.2, (a) “Total Relevant Sales” means, with respect to a particular Product in a particular country in the Territory in a Quarter, the total combined unit sales of such Product in such country in such Quarter by Incline, its Affiliates or sublicensees; and (b) no product sold illegally or without the applicable required regulatory approval shall be considered to be a Competing Product.

5.4.3No Adjustment for Third Party Licenses. If Incline enters into an agreement with a Third Party to obtain a license under a Patent Right or other right that Incline reasonably believes or expects to be necessary to Commercialize a Product in the Territory, then Incline shall be responsible for paying one hundred percent (100%) of the amounts owed to such Third Party pursuant to such agreement without any offset against the payments Incline is required to make to ALZA hereunder.

5.5Royalty Reports. Commencing with the First Commercial Sale of a Product in any country in Territory, Incline shall deliver to ALZA, within [**] days after the last day of each Quarter (each such Quarter being sometimes referred to herein as a “reporting period”) a written report or reports setting forth for such reporting period the following information on a country-by-country basis: (a) gross invoiced sales and total deductions used to calculate Net Sales of the Products sold by Incline, its Affiliates and its sublicensees during the reporting period; (b) the number of units of the Products sold by Incline, its Affiliates and its sublicensees during the reporting period; (c) the basis for any adjustments to the royalty payable for the sale of the Products; (d) currency exchange rates used in determining the royalties (e) the calculation of the royalty due hereunder for the sale of the Products; (f) any withholding Taxes required to be paid from such royalty payments and (g) the exchange rate used, if any, in determining the amount due or performing any necessary currency conversion.

5.6Reimbursement of Payments Under ALZA Third Party Licenses. If ALZA is required to make any payment to a Third Party under an ALZA Third Party License as a result of the activities of Incline, its Affiliates or its Third Party sublicensees related to the Licensed Patents or any Product on or after the Closing Date (including payments to indemnify such Third Party), Incline shall reimburse ALZA [**] percent ([**]%) of such payment actually made by ALZA within [**] days after receiving written notice from ALZA that such reimbursement is due and owing. Incline may not offset any payments made to ALZA pursuant to this Section 5.6 against any other payments Incline is required to make to ALZA under this Agreement.

5.7Other Financial Provisions.

5.7.1Currency, Timing and Mode of Payment.

(a)The milestone payments owed pursuant to Section 5.2 shall be paid in U.S. dollars and the calculation of Net Sales outside the United States with respect to such milestone payments shall be made in U.S. dollars regardless of the countries in which the sales are made. Net Sales made in currencies other than U.S. dollars shall be converted into U.S. dollars using a fixed exchange rate as described in Section 5.7.2. The fixed exchange rate shall apply to all payments related to the Net Sales recognized during the period for which that fixed exchange rate applies, independent of the actual invoice date.

(b)All royalty payments to ALZA pursuant to Section 5.3 shall be paid in the same currencies in which sales of a Product were made (e.g., Incline shall pay royalties in U.S. Dollars for Net Sales in the United States or in Euros for Net Sales in the European Union); provided that if (a) sales of a Product were made in a currency other than a Hedge-able Currency, or (b) the equivalent value in U.S. Dollars of a royalty based on sales in any given currency, on a currency-by-currency basis, would be less than $1 million on an annual basis, then such amounts shall be converted into U.S. Dollars using a fixed exchange rate as described in Section 5.7.2.

(c)Royalty payments by Incline under this Agreement shall be made within [**] days after the last day of each Quarter.

5.7.2Payments and Exchange Rate. All payments to ALZA pursuant to this Agreement shall be made by wire transfer in the requisite amount to the account designated by ALZA from time to time. Whenever for the purposes of calculating Net Sales outside the United States for both milestone payments owed pursuant to Section 5.2 and the royalties payable under Section 5.3, conversion from any foreign currency shall be required, all amounts shall first be calculated in the currency of sale and then converted into United States dollars by applying the following:

(a)    Exchange rates for calculating Net Sales outside of the United States during a given Contract Year shall be determined by the October preceding such Contract Year and shall be based upon the exchange rates set forth in Bloomberg, a Third Party service.
(b)    Exchange rates shall be reset annually using the procedure set forth in Section 5.7.2(a). The exchange rates for each Contract Year shall apply to all Net Sales outside of the United States recognized during such Contract Year and in no event shall the exchange rates for a given Contract Year be applicable to payments based on Net Sales outside of the United States recognized in prior periods.
5.7.3Tax Withholding. Incline shall make all payments to ALZA under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law, rule or regulation in effect at the time of payment.

Any Tax required to be withheld on or deducted from amounts payable under this Agreement by Incline shall promptly be paid by Incline on behalf of ALZA to the appropriate governmental authority, and Incline shall furnish ALZA with proof of payment of such Tax. Any such Tax required to be withheld or deducted shall be an expense of and borne by ALZA. Incline and ALZA shall cooperate with respect to all documentation required by any taxing authority or reasonably requested by Incline to secure a reduction in the rate of applicable withholding Taxes.

5.7.4Maintenance of Financial Records. Incline shall keep and shall cause its Affiliates and sublicensees to keep books and accounts of record in connection with the sale of the Products, including records of gross invoiced sales, Net Sales, exchange rates and royalty payments (collectively, “Financial Records”), in accordance with GAAP, in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder. Incline and its Affiliates and sublicensees shall maintain such Financial Records for a period of at least [**] years after the end of the Contract Year in which they were generated.

5.7.5Audit. Upon [**] days prior written notice from ALZA, Incline shall permit an independent certified public accounting firm of internationally recognized standing selected by ALZA and reasonably acceptable to Incline, to examine, at ALZA's sole expense, the relevant Financial Records of Incline and its Affiliates and sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports provided by Incline pursuant to Section 5.5 and the payment of royalties hereunder. An examination by ALZA under this Section 5.7.5 shall occur not more than once in any calendar year and shall be limited to the pertinent Financial Records for any calendar year ending not more than [**] years before the date of the request. The accounting firm shall be provided access to such Financial Records at Incline's facility(ies) where such Financial Records are normally kept and such examination shall be conducted during Incline's normal business hours. Incline may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to Incline's facilities or records. Upon completion of the audit, the accounting firm shall provide both ALZA and Incline a written report disclosing any discrepancies in the royalty reports submitted by Incline or the royalties paid by Incline, if any, and, in each case, the specific details concerning any discrepancies. Any information provided by Incline to the accounting firm and the written report of the accounting firm shall be the Confidential Information of Incline.

5.7.6Underpayments/Overpayments. If such independent public accounting firm's written report shows any underpayment of royalties, Incline shall remit to ALZA within [**] days after Incline's receipt of such report so concluding (or, if later, within [**] days after resolution of a bona fide objection by Incline to the findings in such report), (a) the amount of such underpayment and (b) if such underpayment exceeds [**]percent ([**]%) of the total amount owed to ALZA for the Contract Year(s) then being examined, the reasonable fees and expenses of such independent public accountant performing the examination, subject to reasonable substantiation thereof. If such independent public accounting firm's written report shows any overpayment of royalties, Incline shall receive a credit equal to such overpayment against the royalties otherwise payable to ALZA.

5.7.7Interest Due. In case of any delay in payment by Incline to ALZA, interest on the overdue payment shall accrue at an annual interest rate, compounded monthly, equal to the prime rate as reported in The Wall Street Journal, as determined for each month on the last business day of that month, plus [**] percent ([**]%), assessed from the day payment was initially due. The foregoing interest shall be due from Incline without any special notice.

5.7.8Form of Consideration for Convenience. The Parties acknowledge that the value of rights assigned or licensed, as the case may be, by ALZA to Incline is comprised of many components, including intellectual property of various types, such as Licensed Patents, Licensed Know-How, trademarks, domain names, Transferred Know-How, manufacturing equipment, regulatory filings, and other non-financial consideration, and that in view of this and other terms of this Agreement, and for the convenience of the Parties, various of the royalty obligations set forth above are intended to account for such multi-component value as an aggregate.

Article 6    Intellectual Property

6.1Prosecution of Patents.

6.1.1Licensed Patents. Incline acknowledges that the Licensed Patents are not Transferred Assets and that ALZA will retain ownership of the Licensed Patents.

(a)Incline, through counsel of its choosing, shall have primary responsibility for and control over obtaining and Prosecuting throughout the Territory the Licensed Patents in ALZA's name at Incline's sole cost. ALZA shall promptly after the Closing provide Incline notice of the identity of its designated patent representative (or another designee upon notice to Incline) and, notwithstanding the foregoing, Incline shall keep ALZA's designated patent representative reasonably informed of such Prosecution and provide ALZA's patent representative with copies of material correspondence (including applications, office actions and responses) relating to Prosecution of any Licensed Patents. ALZA's patent representative may provide comments and directions, and Incline shall reasonably consider all such comments and directions with respect to any Prosecution actions to be taken. In addition, Incline shall not take any action that would have a materially adverse impact on the scope, validity and enforceability of any claim within the Licensed Patents without ALZA's prior written approval, which shall not be unreasonably withheld or delayed.

(b)In order to facilitate ALZA's right to comment and direct, Incline shall provide copies of all such material correspondence promptly after receipt by Incline and any proposed responses by Incline at least [**] business days prior to any filing or response deadlines, or within [**] business days of Incline's receipt of any official correspondence if such correspondence only allows for [**] days or less to respond, and ALZA shall provide any comments and directions in sufficient time to allow Incline to meet applicable filing requirements and deadlines. In no event shall Incline be required to delay any submission, filing or response past any deadline that is not extendable. Incline also authorizes ALZA's patent counsel to communicate directly with Incline's outside patent counsel.

Incline shall keep ALZA reasonably apprised (e.g., [**]) of the status of the Licensed Patents throughout the world.

(c)[**], and ALZA [**] in connection with this Section 6.1.1(c).

6.1.2Election Not to Continue Prosecution; Abandonment. If Incline is no longer interested in Prosecuting a Licensed Patent in a particular country in the Territory, then Incline shall so notify ALZA promptly in writing of its intention in good time to transfer control of Prosecution and to enable ALZA to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Licensed Patent in such country and ALZA shall have the right to file for, or continue to Prosecute, or otherwise pursue such Licensed Patents in such country, and Incline shall fully cooperate with ALZA in regard to transfer of Prosecution and provide all reasonable assistance as requested by ALZA.

6.1.3Patent Term Extensions. Incline shall file all applications for patent term extensions of Licensed Patents and take all actions necessary to obtain patent extensions, to the extent reasonably expected to be available under advice of competent patent counsel, including: (a) patent term adjustments under 35 U.S.C. 154 to remedy U.S. Patent and Trademark Office delay during Prosecution; (b) patent extensions under 35 U.S.C. 156 to remedy delays due to Regulatory Approval; (c) interim term extensions; (d) extensions under the General Agreement on Tariffs and Trade Act; and (e) private extensions via Congressional legislation, or like statutes of any of the foregoing in countries other than the United States, such as for a Supplementary Certificate of Protection of the Member States of the European Union, for the Licensed Patents. ALZA agrees to sign such further documents and take such further actions as may be reasonably requested by Incline in order for Incline to obtain such patent extensions. If Incline reasonably declines to pursue such patent extensions, then Incline shall give sufficient written notice to allow ALZA, who, as owner of such Licensed Patents shall at all times retain the right, at its sole discretion, to file all such applications and take all such actions necessary to obtain such patent extensions and Incline shall fully cooperate with ALZA in regard thereto and provide all reasonable assistance as requested by ALZA, including execution of documents required for any such patent extensions. ALZA may provide comments and directions with respect to any patent extensions filed by Incline, and Incline shall reasonably consider all such comments and directions.

6.1.4Common Interest. All advice and communications exchanged between the Parties, including between Incline's outside patent counsel and patent counsel representing ALZA and patent counsel representing Incline, regarding the Licensed Patents or their Prosecution (“Privileged Information”), shall be deemed Confidential Information of both Parties. In addition, the Parties acknowledge and agree that, with regard to such Prosecution of the Licensed Patents, the interests of the Parties as licensor and licensee are to obtain Valid Claims, and as such, are aligned and common. The Parties agree and acknowledge that they have not waived, nor shall either Party waive or take any action to destroy, any legal privilege concerning such Privileged Information, including privilege under the common interest doctrine and similar or related doctrines.

6.1.5Orange Book Listing. As of the Closing Date, Incline shall have the responsibility to list eligible Licensed Patents in the FDA “Approved Drug Products with

Therapeutic Equivalence Evaluations” (Orange Book), or like compilations of health authorities of any countries in the Territory, where such listing is available or required, and to make any updates or corrections to such listings. Incline shall keep ALZA reasonably informed of such listings. ALZA agrees to cooperate at Incline's reasonable request in connection with its listings required by applicable law.

6.1.6Access to Original Lab Notebooks. Upon reasonable notice from Incline, ALZA shall permit Incline to access at Incline's sole cost, during normal business hours, the originals of any laboratory notebooks that contain information related exclusively to the inventions claimed in the Licensed Patents for purposes of Prosecuting such Licensed Patents or any Patent Rights arising from such Licensed Patents, including defending any patent interferences to which Incline is a party, directly or on behalf of ALZA.

6.2Enforcement of Licensed Patents.

6.2.1Notification. Each Party shall promptly report in writing to the other Party during the Term any known infringement or suspected infringement of any of the Licensed Patents in the Territory by a Third Party (an “Infringer”), and shall provide the other Party with all available details or evidence supporting said infringement or suspected infringement, including the identity of the Infringer and a description of the alleged infringement. Each Party shall promptly notify the other of any Third Party communications pertaining to any Licensed Patent that the Party receives pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 or similar such notice (including under any laws in countries in the Territory other than the United States), including notices pursuant to Sections 101 and 103 of such act from persons who have filed an abbreviated NDA (ANDA) or a NDA under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act.

6.2.2Institution of Proceedings. Incline shall have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop such infringing activities by any Infringer manufacturing, using or Commercializing a Competing Product in any part of the Territory, including initiating or prosecuting an infringement or other appropriate suit or action against such Infringer. In the event Incline elects not to take action pursuant to this Section 6.2.2, Incline shall so notify ALZA promptly in writing of its intention in good time to enable ALZA to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights and ALZA shall have the right, but not the obligation, to take any such reasonable measures to stop such infringing activities by such Infringer

6.2.3Procedures. Each Party shall give the other Party sufficient advance notice of its intent to file any suit pursuant to Section 6.2.2 and the reasons therefore and each Party shall provide the other Party with a sufficient opportunity to provide comments and directions regarding such filings, provided, however, that the commenting Party shall provide any such comments and directions promptly and sufficiently in advance of any filing dates, to the extent reasonably possible, to allow for consideration by the Party filing the suit (the “Controlling Party”), and further provided that it shall be within the Controlling Party's reasonable discretion whether to incorporate such comments or directions. The Parties shall keep each other reasonably and timely informed of the status and progress of the litigation, including furnishing copies of communications, pleadings, and other documents and keeping each Party informed of settlement efforts, and shall obtain comments, directions and strategy from the other Party, including during pre-trial motions and discovery, provided, however, that it shall be within the Controlling Party's reasonable discretion whether to incorporate such comments, directions or strategy. The Controlling Party has a right to enter into any settlement, provided that (a) the Controlling Party shall not enter into any settlement, consent, judgment or other disposition without the prior written consent of the other Party (which consent shall not unreasonably be withheld or delayed) if such settlement includes a finding or agreement that any Patent Right is invalid or unenforceable, and (b) if any rights are granted in such settlement, consent, judgment, or other disposition to a Third Party to continue any activity upon which the suit was based, such rights shall be limited to the product or activity that was the subject of the suit. The Controlling Party shall have the sole and exclusive right to select counsel for any such suit and action and shall pay all expenses of the suit, including attorneys' fees and court costs. Upon request by the Controlling Party, the other Party shall give the Controlling Party all reasonable information, documents and assistance in connection with such suit for infringement. If necessary for the Controlling Party to prosecute any legal action, the other Party shall join the legal action as a party, using the Controlling Party's counsel, at the Controlling Party's cost.

6.2.4Recoveries. Any amounts recovered by either Party pursuant to Section 6.2.2 or Section 6.2.5, whether by settlement or judgment, shall be used to reimburse the Parties for their reasonable, documented out-of-pocket costs and expenses (including attorneys' fees) incurred in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being paid to the Controlling Party, provided that in the event a court awards Incline any damages to compensate for lost sales, Incline shall owe ALZA a portion of such damages paid in the form of a royalty, at a rate as determined in accordance with Section 5.3 based on the deemed Net Sales attributable to any received award of lost profits or other compensation for lost sales. The Controlling Party pursuing any action under Section 6.2.2 shall bear all payments awarded against or agreed to be paid by such Party pursuant to such action or in connection with the underlying infringement, including any costs or expenses incurred that exceed the amounts recovered by the Controlling Party.

6.2.5Declaratory Judgments. Each Party shall provide the other Party with immediate written notice of any declaratory judgment action or other claim or action brought by a Third Party in any jurisdiction that alleges the invalidity, unenforceability or non-infringement of any Licensed Patent. For any such declaratory judgment action or other claim or action brought by a Third Party manufacturing, using or Commercializing a Competing Product in any part of the Territory, Incline shall have the first right, but not the obligation, at its own expense, to control the defense of the Licensed Patents in any such declaratory judgment action. Incline shall notify ALZA within fifteen (15) business days of receiving written notice of such declaratory judgment action as to whether it intends to elect to control the defense of such declaratory judgment action (or if appropriate such lesser period as is necessary so as to give ALZA a reasonable period in which to respond to such declaratory judgment action). If, after the expiration of such period, Incline has not notified ALZA of its intent to control the defense of such declaratory judgment action, then ALZA shall have the right, but not the obligation, to control such defense of such declaratory judgment action, provided that Incline shall fully cooperate with ALZA in the event that ALZA determines to control the defense of such declaratory judgment action. Such cooperation shall include being a named party where reasonably requested by ALZA in any action so defended by ALZA. Neither Party shall make any admission, consent to the entry of any judgment or enter into any settlement with respect to any declaratory judgment action involving any Licensed Patent without the prior written consent of the other Party (which consent shall not unreasonably be withheld or delayed) if such admission, judgment or settlement includes a finding or agreement that any Licensed Patent is invalid or unenforceable, or would enjoin or grant other equitable relief against the other Party. Each Party shall cooperate (including by executing any documents required to enable the other Party to participate in such litigation) with the other Party in the defense of any declaratory judgment action brought by a Third Party relating to the Licensed Patents in accordance with this Section 6.2.5 and shall have the right to consult with the other Party and to participate in and be represented by counsel of its choosing in such litigation at its own expense.

6.3
Marking. Incline, its Affiliates and its sublicensees shall mark the Products with a notice in accordance with 35 U.S.C. § 287 and similar marking provisions in countries other than the United States in the Territory    -

Article 7Confidential Information

7.1Confidentiality Obligations. During the Term of this Agreement and for a period of [**] years thereafter, each Party shall treat as confidential all Confidential Information of the other Party, shall not use such Confidential Information except as set forth in this Agreement, and shall not disclose, directly or indirectly, such Confidential Information to any Third Party except as expressly provided for herein. Without limiting the foregoing, each of the Parties shall use at least the same degree of care which it uses to prevent the disclosure of its own Confidential Information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement. Each Party shall disclose Confidential Information of the other Party only to its directors, officers, employees, consultants and advisors and those of its Affiliates who, in such Party's sole discretion, have a need to know such information in order for such Party to carry out the activities and transactions contemplated by this Agreement, and shall ensure that such Persons comply with the restrictions on use and disclosure set forth in this Article 7. Each Party shall promptly notify the other Party of any misuse or unauthorized disclosure of the other Party's Confidential Information. With respect to Confidential Information pertaining to the subject matter of this Agreement, the confidentiality provisions hereof will govern and supersede as of the Execution Date any confidentiality provisions under prior agreements between the Parties with respect to such Confidential Information. For the avoidance of doubt, the confidentiality agreements between Frazier Healthcare VI, LP and Cadence Pharmaceuticals, Inc. and ALZA, dated February 10, 2009, shall remain in effect and shall not be superseded by the confidentiality provisions contained herein. This Section 7.1 shall not prohibit Incline from publishing papers containing information related to Incline's use of the Licensed Know-How owned by ALZA as permitted under Section 2.1.1, including oral presentations and abstracts, in scientific and medical journals, publications, meetings and conferences, provided however, that Incline files a patent application to protect any patentable subject matter prior to such publication.

7.2Exceptions. Notwithstanding Section 7.1, neither Party shall have liability to the other with regard to any Confidential Information of the other which (a) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party, (b) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the receiving Party, (c) was known by the receiving Party, without an obligation to the other Party to keep such information confidential, at the time of disclosure by the disclosing Party and the receiving Party has documentary or other competent evidence to that effect, (d) was disclosed to the receiving Party, without restriction, by a Third Party who, to the knowledge of the receiving Party, had no obligation to the disclosing Party not to disclose such information to others, or (e) was independently discovered or developed by or on behalf of the receiving Party without the use of or reference to any Confidential Information belonging to the disclosing Party and the receiving Party has documentary or other competent evidence to that effect.

7.3Authorized Disclosure and Use.

7.3.1Disclosure. Notwithstanding the foregoing provisions of Section 7.1, each Party may disclose Confidential Information belonging to the other Party solely to the extent such disclosure is reasonably necessary to (a) file or Prosecute patent applications as contemplated by this Agreement, (b) prosecute or defend litigation, and (c) comply with applicable laws and regulations, including to the extent reasonable necessary to obtain Regulatory Approval and pricing and reimbursement approval. In addition, Incline shall have the right to disclose to Cadence Pharmaceuticals, Inc. (“Cadence”) during the term of the Option Agreement, this Agreement, including its terms and subject matter (including activities and the results of activities conducted hereunder) to the extent necessary to comply with Incline's obligations under the Option Agreement or as necessary for Cadence to conduct its diligence with respect to Incline in its deliberations as to whether or not to exercise its option to acquire Incline under the Option Agreement, under terms of confidentiality no less strict than those contained in this Agreement.

7.3.2Advanced Notice. In the event a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to Section 7.3.1 above, or is otherwise compelled to disclose Confidential Information belonging to the other Party by a court or other tribunal of competent jurisdiction, the receiving Party shall (a) give prompt notice of such disclosure to the other Party so that the other Party may seek a protective order or other remedy from said court or tribunal and (b) disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed. The receiving Party shall exercise reasonable efforts to ensure that any such information so disclosed shall be accorded confidential treatment by said court or tribunal.

7.3.3Use. Notwithstanding the foregoing provisions of Section 7.1 but subject to Section 4.5, each Party shall have the right to use the other Party's Confidential Information in carrying out its responsibilities or exercising its rights under this Agreement, or as otherwise expressly authorized by this Agreement.

7.4SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement only (a) to the extent required, in the reasonable opinion of such Party's outside legal counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or similar security regulatory authorities in other countries, or the rules and regulations of any national exchange on which it is listed, (b) in connection with a prospective acquisition, merger, financing or license for such Party, to prospective acquirers or merger candidates or to existing or potential investors or licensees, (c) in the case of ALZA, to its directors, officers, employees, consultants and advisors and those of its Affiliates who, in such ALZA's sole discretion, have a need to know such information in order for ALZA to carry out the activities and transactions contemplated by this Agreement, or (d) in the case of Incline, to its shareholders holding information rights, provided that prior to such disclosure each such prospective acquirer, candidate, investor, licensee or shareholder receiving disclosure pursuant to clause (b) or (d) shall agree in writing to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7. If a Party must disclose this Agreement or any of the terms hereof in accordance with Section 7.4(a), such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party. Notwithstanding the foregoing, ALZA shall have the right to review and comment (provided such comments are received within five (5) business days) on the contents of any Incline registration statement or other offering document (e.g., a prospectus) to the extent it contains the name of or any information about ALZA or any of its Affiliates in connection with this Agreement; it being understood and agreed that, except in the case such disclosure may, upon advice of counsel acceptable to both Incline and ALZA, be required by applicable law, ALZA's reasonable approval shall be required for any disclosure referring to it or any of its Affiliates.

7.5Public Announcements. A press release, deemed agreed upon by the Parties, is attached to this Agreement as Exhibit E. Except for issuing such press release, and except as provided in Section 7.4, no Party shall originate any publicity, news release or public announcements, written or oral, whether to the public, press, stockholders or otherwise, relating to the execution of this Agreement or any of the terms of this Agreement or any amendment hereto without the prior written consent of the other Party.

Article 8    Representations and Warranties

8.1Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as follows:

8.1.1Organization and Good Standing. As of the Execution Date, it is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

8.1.2Authority. As of the Execution Date, it has the full right, power and authority to enter into this Agreement and this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

8.1.3No Conflicts. The execution, delivery and performance of this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to the knowledge of such Party, violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.2Additional Representations and Warranties of ALZA.

8.2.1Transferred Assets. Subject to Section 8.2.2 below, in addition to the representations and warranties made by ALZA under Section 8.1, ALZA hereby represents and warrants to Incline as of the Execution Date that ALZA owns good and valid title to, or otherwise has the right to transfer (or cause to be transferred), the Transferred Assets as provided for herein, free and clear of all Encumbrances.

8.2.2Limitation. Incline and ALZA acknowledge and agree that the employees listed in Schedule 8.2 were employees of ALZA and were closely involved in the management and operations relating to the ALZA Product and certain other Products, and Incline has had a reasonable opportunity to interview such employees. ALZA shall in no event be liable to Incline, any other Incline Indemnitee or any other Person for any breach of ALZA's representations and warranties contained in this Agreement to the extent that any such employees had, or reasonably should have had as a result of their involvement with ALZA prior to the Execution Date, (a) knowledge of any material fact or facts which reasonably gives rise to such breach or (b) knowledge, as of the Execution Date, that ALZA was making a material misstatement, omission, misrepresentation, or inaccuracy herein, or was in breach of any of the representations or warranties contained in the Agreement. Incline and ALZA agree that, in any dispute or legal proceeding, Incline shall bear the burden of proof that no such former employee had knowledge (or should not reasonably have had such knowledge) of such breach or of the material facts giving rise to such breach.

8.2.3Licensed Patents. ALZA hereby represents and warrants to Incline that, to the best of ALZA's knowledge as of the Execution Date, certain of the Licensed Patents set forth on Schedule 1.29 constitute all of the Patent Rights owned or Controlled by ALZA or its Affiliates as of the Execution Date [**].

8.3Additional Representations and Warranties of Incline. In addition to the representations and warranties made by Incline under Section 8.1, Incline hereby represents and warrants to ALZA as of the Execution Date that:

8.3.1Financing. Incline has delivered to ALZA true and complete copies of all agreements relating to the Series A Financing and the Option Agreement (such agreements, the “Financing Commitments”). Each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Incline and the other parties thereto. The Series A Financing, when funded in accordance with the Financing Commitments, and the Option Agreement shall provide Incline with funds sufficient to satisfy Incline's obligation under Section 5.1 (Upfront Payment).

8.3.2Diligence. Incline acknowledges that it has had conducted, under the advice of counsel of its own selection, its independent due diligence evaluation in connection with the transactions contemplated by this Agreement, and that all rights transferred hereunder, licensed or assigned, are accepted as is, without any warranties except as expressly provided for in this Agreement.

8.3.3Commercialization. Incline acknowledges that it is solely responsible on and after the Closing for (a) all research, development and Commercialization activities related to the Products and (b) acquiring the Regulatory Approvals with the relevant Regulatory Authorities as necessary to Commercialize the Products in the Territory. Incline also acknowledges that ALZA provides no warranty with respect to the success of the Products, including whether or not Incline will be successful in acquiring the relevant Regulatory Approvals to Commercialize the Products in the Territory.

8.4Disclaimer of Warranties.

8.4.1EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ALZA AND ITS AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, TRANSFERRED ASSETS, LICENSED KNOW-HOW OR LICENSED PATENTS INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. ALZA AND ITS AFFILIATES HEREBY DISCLAIM ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT WILL BE SUCCESSFUL.

8.4.2INCLINE HEREBY ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE TRANSFERRED ASSETS AND LICENSING THE LICENSED KNOW-HOW AND LICENSED PATENTS ON AN "AS IS, WHERE IS" BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, ACCURACY, VALIDITY, NON-INFRINGEMENT, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

8.5No Implication. Except as expressly stated herein, nothing in the Agreement shall be construed as:

(a)     A warranty or representation by ALZA as to the validity or patentability or scope of any of the Licensed Patents or Licensed Know-How;

(b)    A warranty or representation by ALZA that anything that has been or shall be made, used, sold, offered for sale, or imported under the licenses granted under Section 2.1 is or shall be free from infringement of patents of Third Parties; and

(c)    A grant by implication, estoppel, or otherwise, of any licenses or rights under patents or other intellectual property of ALZA (including such licenses or rights granted to ALZA through its Affiliates and/or Third Parties) other than that expressly included in this Agreement.

Article 9     Indemnification and Insurance

9.1Survival. Except for the representations and warranties set forth in Sections 8.1.1 (Organization and Good Standing) and 8.1.2 (Authority), all representations and warranties contained in this Agreement shall survive the Execution Date until the date that is [**] months from the Execution Date, and shall then expire and be of no force or effect. The representations and warranties set forth in Sections 8.1.1 (Organization and Good Standing) and 8.1.2 (Authority) and the covenants contained in this Agreement shall survive [**] except as otherwise specified herein.

9.2Indemnification by ALZA. Subject to Section 8.2.2 and Section 9.4, ALZA hereby agrees to indemnify, defend and hold harmless Incline and its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, the “Incline Indemnitees”) from and against any and all Damages which any Incline Indemnitee may incur or suffer to the extent such arise out of or result from (a) any of the Excluded Liabilities or Excluded Assets or (b) the breach of any representation, warranty, covenant or agreement made by ALZA in this Agreement, in each case except to the extent caused by the gross negligence or willful misconduct of an Incline Indemnitee

9.3Indemnification by Incline. Incline hereby agrees to indemnify, defend and hold harmless ALZA and its Affiliates, and their respective directors, officers, employees, agents and representatives (collectively, the “ALZA Indemnitees”) from and against any and all Third Party Claims and related Damages which any ALZA Indemnitee may incur or suffer to the extent such arise or result from (a) the ownership, possession, manufacture, research, development, Commercialization, use or operation of any Product or the Transferred Assets, including the use of any information in the Market Research Materials, or exploitation of the inventions claimed by the Licensed Patents, by Incline, its Affiliates, sublicensees or successors and assigns on or after the Closing, (b) any of the Assumed Liabilities or (c) the breach of any representation, warranty, covenant or agreement made by Incline in this Agreement (including the use of any Improperly Transferred Documents by Incline or any of its Affiliates or sublicensees in breach of Section 4.5), except to the extent caused by the gross negligence or willful misconduct of an ALZA Indemnitees.

9.4Scope of ALZA's Liability. Indemnification shall be available to the Incline Indemnitees under Section 9.2 only to the extent the aggregate amount of Damages otherwise due to the Incline Indemnitees for all claims for such indemnification exceeds $200,000 (the “Indemnity Basket”) and then indemnification shall be available to the Incline Indemnitees for the amount of all payments due to the Incline Indemnitees in excess of such amount, but only for all such Damages up to $3,750,000 (the “Indemnity Cap”). In addition, Incline agrees and acknowledges that in no event shall ALZA be liable for any loss of or damage to any of the manufacturing equipment set forth in Schedule 3.1.4 during transport from ALZA to Incline's warehouse or facility, as provided in Section 4.4.3, and that Incline's sole remedy in event of such loss or damage shall be as provided under the relevant insurance obtained by Incline with respect to such risk of loss or damage during such transport.

9.5Claims. Any Incline Indemnitee or ALZA Indemnitee claiming it may be entitled to indemnification under this Article 9 (the “Indemnified Party”) shall give prompt written notice to the other Party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) hereunder may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, the estimated amount of Damages and the specific basis for indemnification hereunder. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party's obligations hereunder, except to the extent the Indemnifying

Party is prejudiced by such failure.

9.6Defense of Third Party Claims. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party's option and expense, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any Third Party (a “Third Party Claim”) with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party's request and expense in such defense; provided the Indemnifying Party shall not, in defense of any Third Party Claim, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement (a) which provides for any relief other than the payment of monetary damages and/or (b) which does not include as an unconditional term thereof the giving by the Third Party claimant to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party's election to assume the defense of any Third Party Claim, the Indemnifying Party shall be liable to the Indemnified Party only for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Third Party Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party shall afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and shall consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same.

9.7Exclusive Remedy.

9.7.1Subject to Section 9.7.2, except in the event of fraud or intentional misrepresentation, (a) the sole and exclusive remedy of Incline and any other Incline Indemnitee with respect to any claims arising out of or relating to this Agreement, whether arising in contract, tort or otherwise, shall be the right of Incline or such Incline Indemnitee, as the case may be, to make claims of indemnification for Damages pursuant to the provisions of Section 9.2, and (b) the sole and exclusive remedy of ALZA and any other ALZA Indemnitee with respect to any Third Party Claims arising out of or relating to this Agreement, whether arising in contract, tort or otherwise, shall be the right of ALZA or such ALZA Indemnitee, as the case may be, to make claims of indemnification for Damages pursuant to the provisions of Section 9.3. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable law, any and all other rights, remedies, claims and causes of action it or any of its Affiliates may have (excluding rights, claims or causes of action of any Party for fraud and intentional misrepresentation), from and after the Execution Date, against the other Party or its Affiliates.

9.7.2The provisions of Section 9.7.1 shall not restrict the right of any Party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained herein. In addition to the foregoing and notwithstanding anything herein to the contrary, ALZA shall not have any Liability or be responsible for any Damages arising out of or with respect to the manner in which Incline operates the Transferred Assets after the Closing.

9.7.3With respect to any Damages arising under this Agreement, Incline agrees that it shall only seek such Damages from ALZA, and Incline hereby waives the right to seek

Damages from or equitable remedies, such as injunctive relief, against any Affiliate of ALZA or any director, officer or employee of ALZA (or any of its Affiliates).

9.8Calculation of Damages. Except as otherwise provided in this Article 9, in any case where the Indemnified Party subsequently recovers from Third Parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article 9, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

9.9Mitigation. Each Party agrees that it shall, and it shall cause its Affiliates to, use its or their reasonable efforts to mitigate any Damages to be indemnified under this Article 9.

9.10No Limitation on Right to Contest. Nothing in this Article 9 shall be construed as a limitation on the Indemnifying Party's right to contest in good faith whether the Indemnified Party is entitled to indemnification pursuant to this Article 9 with respect to a particular claim.

9.11Limitations of Indemnification. SUBJECT TO AND WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS, MILESTONES OR ROYALTIES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER.

9.12Insurance. During the Term of this Agreement and for a period of at least [**] years following the termination of this Agreement, Incline shall maintain, at its sole cost and expense, general liability insurance, including product liability coverage, with bodily injury, death and property damage limits, in such amounts and with such scope of coverage as is consistent with drug industry standards for Products of a similar nature. Incline shall have its insurance carrier furnish to ALZA certificates stating that all insurance required under this Agreement is in force. Such certificates shall indicate any deductible and self-insured retention and the effective expiration dates of the policies. All certificates are to stipulate that ALZA shall be given [**] days written notice of all cancellation, non-renewal or material changes in policy.  ALZA shall be named as an additional insured on all insurance policies obtained by Incline in accordance with this Section 9.12.

Article 10    Term and Termination

10.1Term. The term of this Agreement shall commence on the Execution Date and shall continue until the expiration and satisfaction of all payment obligations hereunder (including under Article 5), unless this Agreement is terminated earlier in accordance with this Article 10 (the “Term”). This Agreement may be terminated by ALZA, by written notice to Incline, if the Closing shall not have occurred on or before [**] business days after the Execution Date.

10.2Termination for Cause. In the event that a Party commits a material breach of its obligations under this Agreement that is not cured within the [**] day period (or such other time period as mutually agreed by the Parties) after receipt of written notice from the non-breaching Party, the non-breaching Party may terminate this Agreement upon written notice to the breaching Party; provided, however, that (a) a breach of this Agreement that solely relates to the United States shall give rise to a termination right only as to the United States, (b) a breach of this Agreement that relates solely to any country in Europe shall give rise to a termination right only as to Europe and (c) a breach of this Agreement that relates solely to any country in the Territory that is not the United States or any country in Europe (the “ROW Countries”) shall give rise to a termination right in all of the ROW Countries (the United States, Europe and the ROW Countries each referred to hereinafter as a “Region”). To the extent the allegedly breaching Party disputes a claim of material breach pursuant to Article 11 following receipt of written notice from the non-breaching Party, any effectiveness of the termination of this Agreement as a result of such material breach shall be tolled until such dispute is resolved pursuant to Article 11. Termination of this Agreement by a Party pursuant to this Section 10.2 shall be without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it under law.

10.3Termination for Incline Bankruptcy. ALZA may terminate this Agreement at any time during the Term in the event of an Incline Bankruptcy.

10.4Effects of Termination. In the event of termination by either Party under Section 10.2 or a termination by ALZA under Section 10.3, the following shall apply:

10.4.1Termination of License. All rights to the Licensed Patents and Licensed Know-How licensed herein shall revert to ALZA, and all licenses granted herein by ALZA to Incline with respect to the Products and all rights of first negotiation set forth in Section 2.3 and Section 2.4 shall terminate.

10.4.2Assignment of Government Filings. At no expense to ALZA or any of its Affiliates, Incline shall assign and promptly transfer to ALZA or its Affiliates, as requested by ALZA, all Regulatory Approvals (including government authorizations) that were included as part of the Transferred Assets.

10.4.3Assignment of Trademarks and Domain Names. At no expense to ALZA or any of its Affiliates, Incline shall assign and promptly transfer to ALZA or its Affiliates, as requested by ALZA, the Product Trademarks and Product Domain Names that were included as part of the Transferred Assets.

10.4.4License to Know-How. Incline hereby grants to ALZA a non-exclusive, fully paid-up, royalty-free, irrevocable license, with the right to sublicense through multiple tiers, under the Transferred Know-How.

10.4.5Termination by Region. In the event of termination by ALZA pursuant to Section 10.2 solely with respect to a Region, the effects of termination described in this Section 10.4 shall apply solely with respect to the relevant Region.

10.5No Waiver. The right of a Party to terminate this Agreement, as provided in this Article 10, shall not be affected in any way by its waiver or failure to take action with respect to any prior default by the other Party.

10.6Consequences of Termination. Except as otherwise provided herein, upon termination of this Agreement, each Party shall promptly return to the other Party all remaining records and materials in its possession or control containing the other Party's Confidential Information. Notwithstanding the foregoing, one copy of such records may be retained by legal counsel solely for evidentiary purposes.

10.7Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies shall remain available except as expressly agreed to otherwise herein.

10.8Survival of Obligations. The termination of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other.

10.8.1Termination for Cause or Termination for Incline Bankruptcy. If this Agreement is terminated by either Party pursuant to Section 10.2 or by ALZA pursuant to Section 10.3, the following provisions, as well as (a) any other Sections or defined terms referred to in such provisions or necessary to give them effect and (b) any other provision that by its terms expressly survives termination of this Agreement, shall survive any termination of this Agreement: Section 4.11 (Incline's Post-Closing Covenants), Article 7 (Confidential Information), including Section 7.5 (Public Announcements), Article 9 (Indemnification and Insurance), Section 10.4 (Effects of Termination), this Section 10.8 (Survival of Obligations), Article 11 (Dispute Resolution) and Article 12 (Miscellaneous).

10.8.2Termination for Failure to Close. If this Agreement is terminated by ALZA pursuant to Section 10.1, the following provisions, as well as (a) any other Sections or defined terms referred to in such provisions or necessary to give them effect and (b) any other provision that by its terms expressly survives termination of this Agreement, shall survive any termination of this Agreement: Article 7 (Confidential Information), including Section 7.5 (Public Announcements), this Section 10.8 (Survival of Obligations), Article 11 (Dispute Resolution) and Article 12 (Miscellaneous).

10.9Rights in Bankruptcy. All rights and licenses granted to Incline and ALZA under or pursuant to this Agreement, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), are licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against ALZA, its Affiliates or successors, on the one hand, or Incline, its Affiliates or successors, on the other hand, the Party licensed hereunder shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. All rights of Incline and ALZA under this Section 10.9 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that it may have under this Agreement, Title 11, and any other applicable law.

Article 11    Dispute Resolution

11.1Escalating; Decision Making Authority. In the case of any disputes between the Parties arising from this Agreement, the Parties shall discuss and negotiate in good faith a solution acceptable to the Parties and in the spirit of this Agreement. If, after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement within [**] days, then the matter shall be referred to the President of ALZA and the Chief Executive Officer of Incline for resolution at the request of either Party. If these executives fail, after good faith discussions, to reach an amicable agreement on the matter within [**] business days of submission to the executives, then either Party may upon written notice to the other submit the dispute to non-binding mediation pursuant to Section 11.2.

11.2Mediation. Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non‑binding mediation in accordance with The CPR Mediation Procedure then in effect of the International Institute for Conflict Prevention & Resolution or its successor (“CPR”) available at www.cpradr.org, except where that procedure conflicts with the following provisions, in which case these provisions control.

11.2.1The mediation shall be conducted in New York, New York and shall be attended by a senior executive with authority to resolve the dispute from each of the Parties.

11.2.2The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates, JAMS or CPR.

11.2.3The Parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within [**] days of initiation of the mediation, the mediator shall be selected by [**] as follows: [**].

11.2.4The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than [**] days after initiation. Under no circumstances may the commencement of arbitration under Section 11.3 be delayed more than [**] days from the date of written notice by a Party under Section 11.1 to submit such issue to mediation absent contrary agreement of the Parties.

11.2.5Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

11.2.6Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

11.3Arbitration. Any claim, dispute or controversy arising from or related to this Agreement or to the interpretation, application, breach, termination or validity of this Agreement, including any claim of inducement of this Agreement by fraud or otherwise, that is not settled by the procedures set forth in Section 11.1 or Section 11.2 above, shall be submitted for resolution to arbitration pursuant to the CPR Rules for Non-Administered Arbitration (available at

www.cpradr.org), except where those rules conflict with these provisions, in which case these provisions control. Expedited Arbitration Disputes (as defined below) shall be handled under the provisions of this Section 11.3 procedure. The arbitration shall be held in New York City, New York.

11.3.1Other than with respect to Expedited Arbitration Disputes, the panel shall consist of three (3) arbitrators chosen from the [**]. However, if the aggregate of all amounts in dispute is less than $[**] (any such dispute, an “Expedited Arbitration Dispute”), then [**]. Each arbitrator shall be neutral, independent, disinterested, impartial, shall abide by The CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Third Party Neutral available at www.cpradr.org/cpr-george.html and shall be able to make a commitment to dedicate sufficient time to the arbitration to enable the arbitration to be conducted within the time limits set forth in Section 11.3.2 below.

11.3.2The Parties agree to (a) discuss within [**] days of initiation of the arbitration whether they can select the arbitrator(s) by mutual agreement, after which [**] day period either Party shall be free to refer the selection of the arbitrator(s) to the CPR as provided in Section 11.3.3 below if such Party is not satisfied that the Parties shall be able to select the arbitrator(s) by mutual agreement in a timely manner, (b) to meet with the arbitrator(s) within [**] days of selection and (c) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which shall result in the hearing being concluded within no more than [**] months after selection of the arbitrator(s) and in the award being rendered within [**] days of any post-hearing briefing, which briefing shall be completed by both sides within [**] days after the conclusion of the hearings, or within [**] days of the conclusion of the hearings if there is no post-hearing briefing.

11.3.3In the event the Parties cannot agree upon selection of the arbitrators and the disputed matter is an Expedited Arbitration Dispute, the CPR shall select the arbitrator based on the rankings each Party gives the slate proposed by the CPR and any challenges for cause, which the rankings and challenges shall be provided by the Parties to the CPR [**] business days following receipt of the CPR's slate. The CPR shall endeavor to make the selection [**] business days following receipt of the Parties' rankings and challenges. In the event the Parties cannot agree upon selection of the arbitrators and the disputed matter is not an Expedited Arbitration Dispute, the Parties shall select arbitrators as follows: [**].

11.3.4In the event the Parties cannot agree upon procedures for conduct of the hearing meeting on the schedule set forth in Section 11.3.2 above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing and the issuance of the award in accordance with the Section 11.3.2 schedule. In addition, in the event the Parties cannot agree upon procedures for discovery as set forth in Section 11.3.2 above, the arbitrator(s) shall provide that discovery be limited so that the Section 11.3.2 schedule may be met without difficulty and so that neither side obtains more than a total of [**]. In no event shall the arbitrator(s), absent agreement of the Parties, allow more than [**] days per side for the hearing or more than a total of [**] days for the hearing. Multiple hearing days shall be scheduled consecutively to the greatest extent possible.

11.3.5The arbitrator(s) must render their award by application of the substantive law of the State of New York and are not free to apply “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay (subject to all hearsay exceptions set forth in the United States Federal Rules of Evidence), prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award shall be maintained in confidence. Except as set forth below, the decision of the arbitrator(s) shall be final and not subject to further review, except pursuant to the Federal Arbitration Act.

11.3.6In the event the panel's award with respect to a disputed matter other than an Expedited Arbitration Dispute exceeds $[**] in monetary damages, then the losing Party may obtain review of the arbitrators' award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within [**] business days, pursuant to the selection procedures specified in Section 11.3.3 above for Expedited Arbitration Disputes, except that the Parties may [**]. If CPR cannot provide such services, the Parties shall together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within [**] days following oral argument as specified in this Section 11.3.6. Any such review must be initiated within [**] days following the rendering of the award referenced in Section 11.3.5 above.

11.3.7In any arbitration appeal pursuant to Section 11.3.6, the Appeal Arbitrator shall make the same review of the arbitration panel's ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel's award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator shall consider only the arbitration panel's findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than [**] hours of oral argument evenly divided between the Parties. The Party seeking review must submit its opening brief and any reply brief within [**] and [**] days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within [**] days of that date. Oral argument shall take place within [**] months after the date of the award under review, and the Appeal Arbitrator shall render a decision within [**] days following oral argument. That decision shall be final and not subject to further review, except pursuant to the Federal Arbitration Act.

11.3.8The Parties consent to the non-exclusive jurisdiction of the Federal District Court for the district in New York, New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review of the Appeal Arbitrator where such an appeal is pursued).

11.3.9Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction and replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

11.4Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

11.5Termination. Notwithstanding the foregoing, the provisions of Article 11 shall not prevent the Parties from terminating this Agreement in accordance with Article 10, provided that the arbitrators may settle any dispute in respect of the circumstances and validity of a termination of this Agreement.

Article 12    Miscellaneous

12.1No Reliance by Incline; Own Due Diligence. Incline is relying on its own investigation, examination and valuation of the Products and Transferred Assets in effecting the transactions covered and intended by this Agreement. Incline has made all inspections and investigations of the Products and the Transferred Assets deemed necessary or desirable by Incline. Incline is purchasing the Transferred Assets based on the results of its inspections and investigations, and not on any representation or warranty of ALZA or any of its Affiliates not expressly set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Incline by ALZA herein, Incline is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement.

12.2Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Any obligation of a Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

12.3Entire Agreement. This Agreement, together with the Exhibits and Schedules expressly contemplated hereby and attached hereto, constitutes and contains the entire understanding and agreement between the Parties respecting the subject matter of this Agreement and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Before signing this Agreement, the Parties have had numerous conversations including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the Parties discussed the transaction which is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting Parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement is intended to define the full extent of the legally enforceable undertakings and representations of the Parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such agreements is intended by either Party to be legally binding. Each of the Parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby and thereby, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.

12.4Binding Effect. This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the Parties hereto, their respective successors and permitted assigns.

12.5Assignment. Neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party, provided that ALZA may transfer this Agreement to an Affiliate without the prior written consent of Incline and further provided that any Party may transfer this Agreement to a successor in connection with the merger or consolidation of such Party with or into a Third Party or the sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, in each case without the prior written consent of the other Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

12.6No Third Party Beneficiaries. Other than as explicitly set forth herein, nothing contained herein is intended to confer upon any Person, other than the Parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

12.7Use of Names. Except as expressly provided, no right is granted by this Agreement to a Party to use in any manner the name or any other trade name of the other Party or its Affiliates in connection with this Agreement.

12.8No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

12.9Modifications and Amendments. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the Parties hereto.

12.10Independent Contractors. Each Party is an independent contractor and not an agent or employee of the other Party under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute ALZA or Incline as partners or joint venturers with respect to this Agreement. No Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Parties or to bind the other Parties to any other contract, agreement or undertaking with any Third Party except as may be explicitly provided for herein or authorized in writing.

12.11Notices and Deliveries. Any notice, request, instruction or other communication to be given hereunder by either Party to the other Party shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation of successful transmission, delivered by registered letter postage prepaid (or its equivalent) or delivered by postage prepaid certified overnight by an internationally recognized courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

If to Incline:

Incline Therapeutics, Inc.
601 Union, Two Union Square, Suite 3200
Seattle, WA 98101
Facsimile: 206-621-1848
Attention: Chief Executive Officer

with a copy to:

Cooley LLP
3175 Hanover St.
Palo Alto, CA 94306
Facsimile: 650-849-7400
Attention: Barbara Kosacz, Esq.

If to ALZA:

ALZA Corporation
6500 Paseo Padre Parkway
Fremont, CA 94555
Facsimile: 510-248-2366
Attention: Legal Department

with a copy to:

Office of General Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Facsimile: 732-524-2788

12.12Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

12.13Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its choice of laws or conflicts of law provisions. Each Party (a) submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action in aid of arbitration, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, other than an action or proceeding seeking injunctive relief or brought to enforce an arbitration ruling issued pursuant to Section 11.3. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.11. Nothing in this Section 12.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by New York law.

12.14Specific Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any Party is entitled at law or in equity.

12.15Advice of Counsel. Each Party acknowledges and agrees it has participated in the drafting of this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

12.16Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

12.17Payment of Expenses. Except as otherwise set forth in this Agreement, all costs and expenses associated with this Agreement and the transactions contemplated thereby shall be borne by the Party incurring such expenses.

12.18Compliance with Laws. Each Party shall comply with all applicable laws, rules, regulations and orders of the United States and applicable foreign countries and supra-governmental organizations and all jurisdictions and any agency or court thereof in connection with this Agreement and the transactions contemplated thereby.

12.19Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement and any descriptions of Attachments and Exhibits or descriptions of cross‑references are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The terms “including,” “include(s),” “such as,” and “for example” as used in this Agreement mean including the generality of any description preceding such term and shall be deemed to be followed by “without limitation”.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Execution Date, each copy of which shall for all purposes be deemed to be an original.

ALZA CORPORATION

By:    ___/s/ Luis E. Toca_____________________

Name:    ______ Luis E. Toca ____________________

Title:    ______Treasurer______________________

INCLINE THERAPEUTICS, INC.

By:    ___/s/ Alan Levy___________________

Name:    Alan Levy, PhD

Title:    Chief Executive Officer

EXHIBIT A
BILL OF SALE
THIS BILL OF SALE, is made as of [CLOSING DATE], 2010, by and between ALZA Corporation, a Delaware corporation (“Assignor”) and Incline Therapeutics, Inc., a Delaware corporation (“Assignee”).
RECITALS
WHEREAS, Assignor and Assignee are parties to a License and Asset Transfer Agreement dated as of [CLOSING DATE], 2010 (the “Agreement”); and
WHEREAS, Assignor and Assignee now desire to carry out the intent and purpose of the Agreement by Assignor's execution and delivery to Assignee of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to Assignee of the Transferred Assets; provided, that the Excluded Liabilities shall not be assumed pursuant to the Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.Sale of the Transferred Assets. Upon the terms and subject to the conditions of the Agreement and the ALZA Third Party Licenses, Assignor and its Affiliates do hereby irrevocably sell, convey, assign and transfer to Assignee, and Assignee does hereby purchase, receive and assume from Assignor and its Affiliates, all of Assignor's or its Affiliate's right, title and interest in and to the Transferred Assets free and clear of any Encumbrances TO HAVE AND TO HOLD the Transferred Assets unto Assignee, its successors and assigns, FOREVER. Notwithstanding the foregoing sentence, as provided under the Agreement, with respect to the manufacturing equipment referenced in Section 3.1.4 which is other than the [**] manufacturing line, Assignor shall make arrangements with a Third Party vendor reasonably acceptable to Assignee, to remove from Assignor's facilities, no earlier than July 12, 2010 and no later than July 23, 2010, and ship such equipment to Assignee's designated warehouse or delivery sites in [**] at the following addresses:
[**]
All right, title and interest in and to such equipment shall remain with Assignor until delivery by the Third Party vendor to such delivery sites, at which point all of Assignor's rights, title and interest in and to such equipment shall transfer to Assignee free and clear of any Encumbrances TO HAVE AND TO HOLD such equipment unto Assignee, its successors and assigns, FOREVER.
3.Appointment. Assignor hereby constitutes and appoints Assignee and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of

Assignor but on behalf of and for the benefit of Assignee and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Assignor or otherwise, for the benefit of Assignee or its successors and assigns, proceedings at law, in equity, or otherwise, which Assignee or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Transferred Assets and to do all acts and things in relation to the assets which Assignee or its successors or assigns reasonably deem desirable.

4.Governing Law. This Bill of Sale shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of New York.

5.General. In the event that any provision of this Bill of Sale be construed to conflict with a provision in the Agreement, the provision in the Agreement shall control. This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of Assignee and Assignor. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed this instrument under seal of Assignee on the date first above written.

ALZA CORPORATION, as Assignor

By:______________________________ Name: Title:

INCLINE THERAPEUTICS, INC., as Assignee

By:______________________________ Name: Title:

EXHIBIT B
FORM OF TRADEMARK ASSIGNMENT

This Trademark Assignment is made as of [CLOSING DATE], by and between [ALZA Corporation] [______], a [Delaware corporation] [_____], and Incline Therapeutics, Inc. a Delaware corporation (the “Assignee”).
RECITALS
WHEREAS, pursuant to the License and Asset Transfer Agreement, dated as of [EXECUTION DATE], 2010, by and between [the Assignor] [ALZA Corporation] and the Assignee (the "Agreement"), the Assignor wishes to transfer to the Assignee, and the Assignee wishes to acquire from the Assignor, the Trademarks set forth on Schedule A hereto; and
WHEREAS, the Assignor has agreed to execute this Trademark Assignment at the Closing.
NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Assignee, the parties agree as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.Assignment of Rights in Trademarks. The Assignor does hereby transfer and assign to the Assignee, and the Assignee hereby accepts the transfer and assignment of, all of the Assignor's right, title, and interest in and to the Trademarks, together with (i) the material relevant supporting documents, such as registration and renewal confirmations, if any; (ii) all the goodwill associated with the Trademarks; and (iii) all claims for damages by reason of past infringement of the Trademarks with the right to sue and collect for the same; the same to be held and enjoyed by the said Assignee, and its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by the said Assignor had this Trademark Assignment not been made.

3.Governing Law. Except to the extent that U.S. federal law preempts state law with respect to the matters covered hereby, this Trademark Assignment shall be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law principle that would dictate the laws of another jurisdiction.

4.General. This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of Assignee and Assignor. This Trademark Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused its duly authorized officer to execute this Trademark Assignment as of the date first written above.

[ALZA CORPORATION] [______], as Assignor

By:______________________________ Name: Title:
[STATE]
COUNTY OF
This instrument was executed before me on this ___ day of ___________, 200_, by ____________________(name), the _____________________ (title) of ALZA Corporation, a Delaware corporation, on behalf of said corporation.
WITNESS my hand and official seal.

_______________________________
Notary Public in and for [STATE]

_______________________________
Printed or Typed Name of Notary

My Commission Expires ______________

IN WITNESS WHEREOF, the undersigned has caused its duly authorized officer to execute this Trademark Assignment as of the date first written above.

INCLINE THERAPEUTICS, INC., as Assignee

By:______________________________ Name: Title:
[STATE]
COUNTY OF
This instrument was executed before me on this ___ day of ___________, 200_, by ____________________(name), the _____________________ (title) of Incline Therapeutics Inc., a Delaware corporation, on behalf of said corporation.
WITNESS my hand and official seal.

_______________________________
Notary Public in and for [STATE]

_______________________________
Printed or Typed Name of Notary

My Commission Expires ______________

Schedule A
Trademarks
[_____________]

EXHIBIT C
FORM OF DOMAIN NAME ASSIGNMENT

This Domain Name Assignment is made as of [CLOSING DATE], 2010 by and between [ALZA Corporation] [______], a [Delaware corporation] [_____] (“Assignor”), and Incline Therapeutics, Inc., a Delaware corporation (“Assignee”).

WHEREAS, pursuant to the License and Asset Transfer Agreement, dated as of [EXECUTION DATE], 2010, by and between the Assignee and [Assignor] [ALZA Corporation] (the “Agreement”), the Assignor wishes to transfer and assign to the Assignee, and the Assignee wishes to acquire from the Assignor, the Domain Names set forth on Schedule A hereto; and

WHEREAS, the Assignor has agreed to execute this Domain Name Assignment (the “Assignment”) at the Closing.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Assignee, the parties agree as follows:

1.Definitions. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.Assignment of Rights in Domain Names. Assignor hereby transfers and assigns all of the Assignor's right, title and interest to the Domain Names to Assignee.

3.Further Assurances. For a period of two (2) years following the Closing, Assignor shall execute and deliver to Assignee such documents and take such actions as requested by Assignee to register, evidence or perfect Assignee's rights under this Agreement. Without limiting the above, with respect to the Domain Names, Assignor shall on request of Assignee, (i) in the presence of a notary public, sign and complete any documentation required by the [Registrar] to change the name of the registrant of the Domain Names from the Assignor to the Assignee; (ii) have a notary public notarize such document(s) as designated therein, and (iii) send Assignee original executed copies of such agreement(s) via overnight courier.

4.Governing Law. This Domain Name Assignment shall be governed by and construed in accordance with the laws of the State of New York without regard to any choice of law principle that would dictate the laws of another jurisdiction.

5.General. This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of Assignee and Assignor. This Domain Name Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has caused its duly authorized officer to execute this Domain Name Assignment as of the date first written above.

[ALZA CORPORATION] [_______], as Assignor

By:______________________________ Name: Title:

INCLINE THERAPEUTICS, INC., as Assignee

By:______________________________ Name: Title:

Schedule A
Domain Names
[_____________]

EXHIBIT D
FORM OF NDA AND IND ASSIGNMENTS
[Incline Letterhead]

[Effective Date, 2010]
Bob A. Rappaport, MD Director Food and Drug Administration Center for Drug Evaluation and Research Division of Anesthesia and Analgesia Products 5901-B Ammendale Road Beltsville, MD 20705-1266	IND 41,574 Serial No.: E-TRANS® (fentanyl HCl) System General Correspondence Transfer of IND Ownership

Dear Dr. Rappaport,

Effective with the date of this letter, Incline Therapeutics, Inc. accepts sponsorship and responsibility, as outlined in 21 CFR 312 for Investigational New Drug Application (IND) 41,574 for E-TRANS® (fentanyl HCl) System. A copy of the transfer letter from Johnson & Johnson Pharmaceutical Research & Development, L.L.C (J&JPRD) on behalf of ALZA Corporation is included for reference.

All future correspondence relating to the IND should be directed to:

[_____________]
Incline Therapeutics, Inc.
601 Union, Two Union Square, Suite 3200
Seattle, WA 98101
Phone: [_____________]
Facsimile: 206-621-1848

Incline Therapeutics Inc. has received a complete copy of the IND, including amendments and all official correspondence to date from J&JPRD.

Incline Therapeutics will adhere to all appropriate regulations (including 21 CFR 312.33) to submit timely updates to the IND including pharmacovigilance reporting  and IND annual reports.

All future submissions to the IND will be in paper format.  Under separate cover, Incline will request a waiver for the eCTD format.

If you have any questions or require any additional information, please do not hesitate to contact [INCLINE CONTACT] at [INCLINE CONTACT PHONE].

Sincerely,

Incline Therapeutics Inc.

Name:____________________

Title: _____________________

[Incline Letterhead]

[Effective Date, 2010]
Bob A. Rappaport, MD Director Food and Drug Administration Center for Drug Evaluation and Research Division of Anesthesia and Analgesia Products 5901-B Ammendale Road Beltsville, MD 20705-1266	NDA 21-388: IONSYS™ (fentanyl iontophoretic transdermal system) General Correspondence Transfer of NDA Ownership

Dear Dr. Rappaport,

In accordance with the provisions of 21 CFR § 314.72, we are notifying you of acceptance of a transfer in ownership of the New Drug Application (NDA) 21-388 for IONSYS™ (fentanyl iontophoretic transdermal system). Effective as of the close of business on [EFFECTIVE DATE], 2010, ownership of, and all rights to, the NDA have been transferred from ALZA Corporation to Incline Therapeutics, Inc. Incline Therapeutics, Inc. commits to all agreement, promises and conditions made by the former owner and contained in the NDA. A copy of the transfer letter from Johnson & Johnson Pharmaceutical Research & Development, L.L.C (J&JPRD) on behalf of ALZA Corporation is included for reference.

All future correspondence relating to the NDA should be directed to:

[_____________]
Incline Therapeutics, Inc.
601 Union, Two Union Square, Suite 3200
Seattle, WA 98101
Phone: [_____________]
Facsimile: 206-621-1848

Incline Therapeutics has been provided a complete copy of the NDA including all supplements, safety reports, annual reports and correspondence pertaining thereto.

Incline Therapeutics will adhere to all appropriate regulations (including 21 CFR 314.70 and 314.72) to submit timely updates and changes to the NDA including pharmacovigilance reporting, annual reports and changes to the labeling and branding, as appropriate.

All future submissions to the NDA will be in paper format.  Under separate cover, Incline will request a waiver for the eCTD format.

If you have any questions or require any additional information, please do not hesitate to contact [INCLINE CONTACT] at [INCLINE CONTACT PHONE].

Sincerely,

Incline Therapeutics Inc.

Name:____________________

Title: _____________________

[Effective Date, 2010]
Bob A. Rappaport, MD Director Food and Drug Administration Center for Drug Evaluation and Research Division of Anesthesia and Analgesia Products 5901-B Ammendale Road Beltsville, MD 20705-1266	IND 41,574 Serial No.: E-TRANS® (fentanyl HCl) System General Correspondence Transfer of IND Ownership

Dear Dr. Rappaport:

Reference is made to Investigational New Drug Application (IND) 41,574 for E-TRANS® (fentanyl HCl) System. Effective as of the date of this letter, Johnson & Johnson Pharmaceutical Research & Development, L.L.C (J&JPRD) on behalf of ALZA Corporation, is transferring ownership of the above-cited IND to Incline Therapeutics, Inc. As of that date Incline Therapeutics Inc. will assume all responsibilities related to the IND and the development of E-TRANS System. Incline Therapeutics has been provided a complete copy of the IND and all amendments, safety reports, annual reports and correspondence pertaining thereto.

All future correspondence relating to the IND should be directed to:

[_____________]
Incline Therapeutics, Inc.
601 Union, Two Union Square, Suite 3200
Seattle, WA 98101
Phone: [_____________]
Facsimile: 206-621-1848

Incline Therapeutics will submit a letter of acknowledgement and acceptance of responsibility for the IND. Incline Therapeutics will also state that they have received a complete copy of the IND.

This submission is being provided in electronic format. J&JPRD utilizes either McAfee VirusScan Enterprise or Microsoft ForeFront Client Security to ensure that this submission is free of computer viruses and spyware. J&JPRD authorizes the CDER to use similar software as appropriate.

Should you have any questions and/or comments, please contact me directly at (908) 704-4756.

Sincerely,
Johnson & Johnson Pharmaceutical Research & Development, L.L.C.

Michael H. Kaufman
Director, Regulatory Affairs

[Effective Date, 2010]
Bob A. Rappaport, MD Director Food and Drug Administration Center for Drug Evaluation and Research Division of Anesthesia and Analgesia Products 5901-B Ammendale Road Beltsville, MD 20705-1266	NDA 21-388: IONSYS™ (fentanyl iontophoretic transdermal system) General Correspondence Transfer of NDA Ownership

Dear Dr. Rappaport:

Reference is made to New Drug Application (NDA) 21-388 for IONSYS™ (fentanyl iontophoretic transdermal system). In accordance with 21 CFR §314.72 we herewith notify the Agency that effective as of the date of this letter, Johnson & Johnson Pharmaceutical Research & Development, L.L.C (J&JPRD) on behalf of ALZA Corporation, is transferring ownership of, and all rights to, the above-cited NDA to Incline Therapeutics, Inc. Incline Therapeutics has been provided a complete copy of the NDA including all supplements, safety reports, annual reports and correspondence pertaining thereto.

All future correspondence relating to the NDA should be directed to:

[_____________]
Incline Therapeutics, Inc.
601 Union, Two Union Square, Suite 3200
Seattle, WA 98101
Phone: [_____________]
Facsimile: 206-621-1848

Incline Therapeutics will submit a letter of acknowledgement and acceptance of responsibility for the NDA. Incline Therapeutics will also state that they have received a complete copy of the NDA.

This submission is being provided in electronic format. J&JPRD utilizes either McAfee VirusScan Enterprise or Microsoft ForeFront Client Security to ensure that this submission is free of computer viruses and spyware. J&JPRD authorizes the CDER to use similar software as appropriate.

Should you have any questions and/or comments, please contact me directly at (908) 704-4756.

Sincerely,
Johnson & Johnson Pharmaceutical Research & Development, L.L.C.

Michael H. Kaufman
Director, Regulatory Affairs

EXHIBIT E
FORM OF PRESS RELEASE
Incline Therapeutics Announces Acquisition of IONSYS™ and $43 Million Series A Financing

REDWOOD CITY, CA - June [Day], 2010 - Incline Therapeutics, Inc., a privately-held, hospital-focused specialty pharmaceutical company, announced today that it has entered into an agreement to acquire the rights to IONSYS™ (fentanyl iontophoretic transdermal system) from ALZA Corporation and completed a $43 million Series A financing.

IONSYS™ Acquisition

Under the terms of the agreement, Incline will receive an exclusive, worldwide license to IONSYS and will acquire certain other assets related to IONSYS.

IONSYS™ (fentanyl iontophoretic transdermal system) is an investigational product candidate intended to provide patient-controlled analgesia for adult inpatients requiring opioids following surgery. IONSYS is a compact, needle-free, self-contained, pre-programmed system designed to be applied to the skin on the upper arm or chest and activated by patients double clicking a button on the system. A generally imperceptible electrical current then actively delivers a small dose of the short-acting opioid analgesic fentanyl directly through the skin and into the systemic circulation.

IONSYS was approved by both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) in 2006; however, IONSYS is not currently marketed anywhere in the world. Before marketing IONSYS, regulatory approval must be sought from both the FDA and EMA for new patient safety features being developed into the system. Additionally, FDA approval will require an acceptable Risk Evaluation and Mitigation Strategy (REMS) to manage risks associated with fentanyl contained in IONSYS, which is subject to potential abuse and misuse.

“We believe IONSYS is an exceptional asset around which to form Incline Therapeutics,” said Alan Levy, Ph.D., Chief Executive Officer and Director of Incline. “We look forward to building upon the product to accelerate the development of IONSYS toward potential approval and launch.”

Series A Financing

The $43 million Series A equity financing was led by Frazier Healthcare Ventures. The venture syndicate also includes 5AM Ventures, Technology Partners, Adams Street Partners, Saints Capital Partners, and Emergent Medical Partners. In connection with the financing, James Topper, M.D., Ph.D., General Partner of Frazier Healthcare Ventures, James Young, Ph.D., Venture Partner of 5AM Ventures, Jim Glasheen, Ph.D., General Partner of Technology Partners, and Terry Gould, Partner and Head of Direct Investments of Adams Street Partners, have joined the Incline board of directors.

“Incline represents a unique investment opportunity around a late-stage product candidate with seven completed Phase III clinical trials, prior regulatory approvals, and substantial manufacturing capacity,” said Dr. Topper of Frazier Healthcare Ventures. “Further, we are pleased to join such an experienced management team, several of whom we have worked closely with in previous ventures.”

Cadence Option Agreement

Separately, Cadence Pharmaceuticals, Inc. announced today that Incline has granted Cadence an option to acquire the company. In connection with the transaction, Ted Schroeder, President and CEO of Cadence, has been appointed as Cadence's representative on the Incline board of directors.

About Inpatient Post-Operative Pain Management
More than 20 million inpatient surgical procedures requiring pain management are estimated to occur in the United States each year. Current treatment methods include bolus injections, regional nerve blockade, epidural infusions, and intravenous patient-controlled analgesia (IV PCA). IV PCA systems are controlled infusions pumps that deliver a prescribed amount of an intravenous opioid when a patient activates a button connected to the pump. Although it is estimated that approximately 50% of patients receive IV PCA after surgery, IV PCA has been associated with programming, medication, and pump errors, IV line infections, needlestick injuries, and limited patient mobility.

About Incline Therapeutics, Inc.
Incline Therapeutics is a hospital-focused specialty pharmaceutical company focused on the development of IONSYS (fentanyl iontophoretic transdermal system). Incline is financed by leading life science venture capital firms and led by a management team with significant pharmaceutical and medical device industry experience. The company is based in Redwood City, California.

Incline™ is a trademark of Incline Therapeutics, Inc.
Cadence™ is a trademark of Cadence Pharmaceuticals, Inc.

# # #

Contact:     David Socks
President and Chief Operating Officer
Incline Therapeutics, Inc.
Phone: 858-436-1414

Schedule 1.4

ALZA Third Party Licenses

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.
[**].

Schedule 1.18

Fentanyl Analogs

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted.
[**].

Schedule 1.28
Licensed Know-How

The following invention records with respect to the ALZA Product, in each case only to the extent available and applicable. It is expressly understood by Incline that ALZA makes no representation that the invention records provided to Incline are comprehensive or complete individually or in aggregate. Incline agrees and acknowledges that ALZA shall be obligated to provide to Incline only those records which ALZA has identified as of the Closing Date as contained within its storage sites and pertaining to the items listed below.

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.
[**].

Schedule 1.29
Licensed Patents
Patents

Country	Filing Date	Filing No.	Grant Date	Grant No.	Short Title

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 29 pages were omitted.
[**]

Schedule 1.44
Product Domain Names

Domain Name	Registry	Registration Date	Expiration Date

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted.
[**].

Schedule 1.45
Product Trademarks

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of ten pages were omitted.
[**].

Schedule 3.1.2(a)

Clinical Trial Data

The following Clinical Trial Data with respect to the ALZA Product, in each case only to the extent available and applicable. It is expressly understood by Incline that ALZA makes no representation that the Clinical Trial Data is comprehensive or complete individually or in aggregate. Incline agrees and acknowledges that ALZA shall be obligated to provide to Incline only those records and documents which ALZA has identified as of the Closing Date as contained within its storage sites and pertaining to the items listed below.

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted.
[**].

Schedule 3.1.2(b) and 3.1.2(c)

Manufacturing Data and Other Test Data

The following Manufacturing and Other Test Data with respect to the ALZA Product, in each case only to the extent available and applicable. It is expressly understood by Incline that ALZA makes no representation that the Manufacturing Data and Other Test Data is comprehensive or complete, individually or in aggregate. Incline agrees and acknowledges that ALZA shall be obligated to provide to Incline only those records and documents which ALZA has identified as of the Closing Date as contained within its storage sites and pertaining to the items listed below.

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.
[**].

Schedule 3.1.4

Manufacturing Equipment

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.
[**].

Schedule 3.1.5

Other Tangible Items

The following Other Tangible Items to the extent available and applicable. It is expressly understood by Incline that ALZA makes no representation that the Other Tangible Items are available or functional.

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.
[**].

Schedule 3.1.6

Market Research Materials

The following Market Research Materials with respect to the ALZA Product, in each case only to the extent available and applicable. It is expressly understood by Incline that ALZA makes no representation that the Market Research Materials are comprehensive or complete, individually or in aggregate. Incline agrees and acknowledges that ALZA shall be obligated to provide to Incline only those records and documents which ALZA has identified as of the Closing Date as contained within its storage sites and pertaining to the items listed below.

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.
[**].

Schedule 3.1.7

Governmental Filings and Authorizations

[**]

The following Governmental Filings and Authorizations and related materials with respect to the ALZA Product IND, NDA and MAA, in each case only to the extent available and applicable. It is expressly understood by Incline that ALZA makes no representation that the Governmental Filings and Authorizations documentation is comprehensive or complete, individually or in aggregate. Incline agrees and acknowledges that ALZA shall be obligated to provide to Incline only those records and documents which ALZA has identified as of the Closing Date as contained within its storage sites and pertaining to the items listed below.

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.
[**].

Schedule 4.5

Third Party Confidentiality Obligations

Confidential treatment omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted.
[**].

Schedule 4.7.3

NDA and MAA Maintenance Reimbursements

•	€[**] for MAA Annual Maintenance Fees paid in 2010.

Schedule 4.8

Purchase Price Allocation

Machinery & Equipment            $[**]

Patents, Trademarks and Other

Intangible Property	Any milestone and royalty payments made pursuant to Article 5 of this Agreement.

Schedule 4.11.5

ALZA Employees Not Subject to Non-Solicit

[**]

Schedule 8.2

ALZA Employees

[**]